UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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H. J. Heinz Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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H. J. Heinz Company

World Headquarters

600 Grant Street

Pittsburgh, Pennsylvania 15219

July 1, 2005

Dear Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of H. J. Heinz Company at 9 a.m. Eastern Time on Tuesday, August 23, 2005, at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. If you plan to attend the meeting, please detach the Admission Ticket from your proxy card and bring it to the meeting.

The Company is committed to strong corporate governance. We continue our long tradition of high ethical standards in the conduct of our business and emphasize to our employees the importance of compliance with our Code of Conduct. We hope that you will take the time to review some of our corporate governance practices as described in the Proxy Statement.

Your vote is important. Whether you plan to attend the meeting in person or not, we hope you will vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. Instructions are on the proxy card. This will ensure representation of your shares if you are unable to attend.

Sincerely,

William R. Johnson

Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 23, 2005

TIME

9:00 a.m, Eastern Time, on

Tuesday, August 23, 2005

PURPOSE

To vote on four proposals:

•	To elect ten directors;

•	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2006;

•	To consider two shareholder proposals, if properly presented; and

•	To consider and act on such other business as may properly come before the meeting.

DOCUMENTS

The Proxy Statement, proxy card and our 2005 Annual Report, which includes our Form 10-K for fiscal year 2005, are included in this mailing. These documents are first being mailed to shareholders on or about July 1, 2005. Our 2005 Annual Report, including our Form 10-K for fiscal year 2005, does not form any part of the material for the solicitation of proxies.

PLACE

The Westin Convention Center Hotel

1000 Penn Avenue Pittsburgh, Pennsylvania 15222

RECORD DATE

Owners of shares of the Company’s Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, as of the close of business on June 3, 2005, will receive notice of and be entitled to vote at the meeting and any adjournments.

VOTING

Even if you plan to attend the meeting, please provide us with your voting instructions in one of the following ways as soon as possible:

•	Internet—use the Internet address on the proxy card;

•	Telephone—use the toll-free number on the proxy card; or

•	Mail—mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope.

You may also vote in person by attending the Annual Meeting.

Rene D. Biedzinski

Secretary

Dated: July 1, 2005

Page
Questions and Answers	1

Security Ownership of Certain Principal Shareholders	5

Security Ownership of Management	6

Corporate Governance	7

Board of Directors and Committees of the Board	12

Report of the Audit Committee	14

Matters to Be Acted Upon

1. Election of Directors	17

2. Ratification of Auditors	19

3. Shareholder Proposal Recommending Hiring an Investment Bank to Explore the Sale of the Company	19

4. Shareholder Proposal Recommending that the Board of Directors Adopt a Simple Majority Vote on Each Issue Subject to Shareholder Vote Except Election of Directors	22

5. Other Business	25

Executive Compensation	26

Report of the Management Development and Compensation Committee	31

Performance Graph—Five Fiscal Years	35

Additional Information	36

Appendix A—Audit Committee Charter	A-1

Appendix B—Management Development and Compensation Committee Charter	B-1

Appendix C—Corporate Governance Committee Charter	C-1

Appendix D—Public Issues Committee Charter	D-1

Appendix E—Director Independence Standards	E-1

H. J. Heinz Company

World Headquarters

600 Grant Street

Pittsburgh, Pennsylvania 15219

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 23, 2005

Questions and Answers

Q:    When and where is the Annual Meeting?

A:    The Company’s Annual Meeting of Shareholders will be held at 9:00 a.m. Eastern Time, Tuesday, August 23, 2005, at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222.

Q:    Who is entitled to vote?

A:    You are entitled to vote at the Annual Meeting if the Company’s records on June 3, 2005 (the “record date”) showed that you owned the Company’s common stock, par value $.25 (the “Common Stock”), or Third Cumulative Preferred Stock, $1.70 First Series (the “Preferred Stock”). As of June 3, 2005, there were 347,590,149 shares of Common Stock and 8,308 shares of Preferred Stock outstanding.

Q:    How many votes is each share entitled to?

A:    Each share of Common Stock has one vote, and each share of Preferred Stock has one-half vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

Q:    Do I need a ticket to attend the Annual Meeting?

A:    Yes. Check the box on your proxy card and retain the bottom of the card as your admission ticket. One ticket will permit two persons to attend. If your shares are held through a broker, contact your broker and request that the broker provide you with evidence of share ownership. This documentation, when presented at the registration desk at the Annual Meeting, will enable you to attend the meeting.

Q:    How can I listen to the Annual Meeting if I do not attend in person?

A:    You are invited to listen to the Annual Meeting webcast live via the Internet on Tuesday, August 23, 2005 at www.heinz.com, beginning at 9:00 a.m. Eastern Time. The audio portion of the event will also be available in a listen-only mode via telephone conference call. For the telephone conference call option, dial (800) 659-6183 (within the U.S.) or (816) 650-0741 at least 15 minutes prior to the designated starting time. Using the webcast will enable you to view the slides shown at the meeting and hear the speakers. Neither the webcast nor the teleconference will enable you to ask questions or to vote your shares. Information included in our website, other than the Proxy Statement and form of proxy, is not part of the proxy solicitation material.

The Internet broadcast of the meeting will be archived on the Company’s website at www.heinz.com for one year. A replay of the teleconference will be available for 30 days at (800) 252-6030 (within the U.S.) or (402) 220-2491 using the following access code: 41591814.

Q:    How do I access the Annual Meeting via the Internet?

A:    To access the meeting via the Internet, please go to www.heinz.com. The minimum requirements to view this broadcast online are: Microsoft Internet Explorer 4.01 or Netscape 4.07, Windows MediaPlayer software, downloadable when you register for the webcast at www.heinz.com, and at least a 56Kbps connection to the Internet. In order to hear the audio portion, your PC must be equipped with a 16-bit or better sound card and speakers.

Q:    How do proxies work?

A:    The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other item(s) or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees, for the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors, and against the two shareholder proposals.

Q:    How do I vote?

A:    There are four ways you may vote as explained in the detailed instructions on your proxy card. You may:

•	Complete and return the enclosed proxy card. The Board of Directors recommends that you vote by proxy even if you plan to attend the meeting. To vote using the proxy card, you must fill out the enclosed proxy card, sign and date it, and return it in the enclosed pre-paid envelope; or

•	Vote via the Internet by following the voting instructions on the proxy card or the voting instructions provided by your broker, bank, or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your instructions have been properly recorded. If you submit your vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies; or

•	Place your vote by telephone by following the instructions on the proxy card or the instructions provided by your broker, bank or other holder of record; or

•	Vote in person by attending the Annual Meeting. We will distribute written ballots to any shareholder who wishes to vote in person at the Annual Meeting.

Q:    What does it mean if I receive more than one proxy card?

A:    It means you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards and voting instruction cards that you receive.

Q:    Will my shares be voted if I do not sign and return my proxy card?

A:    They could be. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may either use its discretion to vote your shares on “routine matters” (such as election of directors and ratification of auditors) or leave your shares unvoted. For any “non-routine matters” being considered at the meeting (such as shareholder proposals), your broker or other nominee would not be able to vote on such matters. We encourage you to provide instructions to your nominee by completing the instruction card or proxy that it sends to you. This will ensure that your shares are voted at the Annual Meeting as you direct.

Q:    Can I change my vote?

A:    Yes. You may revoke your proxy and change your vote before the Annual Meeting by submitting a new proxy with a later date, by casting a new vote by Internet or telephone, by notifying the Company’s Secretary in writing or by voting in person at the meeting. If you do not properly revoke your proxy, properly executed proxies will be voted as you specified in your earlier proxy.

Q:    What is a quorum?

A:    A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. At least a majority of the outstanding shares eligible to vote (with each share of Preferred Stock counting as one-half of a share for purposes of the quorum) must be represented at the meeting, either in person or by proxy, in order to transact business.

Q:    What will I likely be voting on?

A:    There are four proposals that are expected to be voted on at the Annual Meeting:

•	The election of ten members of our Board of Directors;

•	The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent auditors, and

•	Two shareholder proposals, if properly presented.

Q:    What are the Board’s recommendations?

A:    In summary, the Board of Directors recommends a vote:

•	FOR the election of the nominated directors;

•	FOR the ratification of the selection of our auditors; and

•	AGAINST the two shareholder proposals.

Q:    How many votes are needed to approve each item?

A:    Election of Directors. The director nominees receiving the highest number of votes cast will be elected to fill the seats on the Board.

Ratification of Auditor Selection. The favorable vote of a majority of votes cast is necessary for this proposal to be approved.

Shareholder Proposals. The favorable vote of a majority of votes cast is necessary for these proposals to be approved.

Q:    Who will tabulate the votes?

A:    A representative from our transfer agent, Mellon Investor Services, will tabulate the votes and act as inspector of election.

Q:    How will shares in the Company’s employee benefit plans be voted?

A:    This Proxy Statement is being used to solicit voting instructions from you with respect to shares of our stock that you own but which are held by the trustees of our benefit plans for the benefit of you and other plan participants. Shares held in our benefit plans that are entitled to vote will be voted by the trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the trustees in proportion to the voting instructions received for other shares. You must instruct the trustees to vote your shares by utilizing one of the voting methods described above.

Q:    Who are the proxy solicitors and what are the solicitation expenses?

A:    We have hired D.F. King & Co. to assist us in the distribution of proxy materials and the solicitation of proxies by mail, telephone, facsimile or personal meetings. We estimate the fees of D.F. King to be $18,500 plus expenses. Our officers, directors and employees may also assist with solicitation efforts; they will not receive any additional compensation for these activities.

Q:    May I access this year’s Proxy Statement and Annual Report via the Internet?

A:    Yes. This Proxy Statement and our 2005 Annual Report, which includes our Form 10-K for fiscal year 2005, are available on our website at www.heinz.com. In addition, most shareholders can elect to receive future Proxy Statements and proxy cards, annual reports and reports on Form 10-K over the Internet instead of receiving paper copies in the mail. Links will be provided to elect this option if you vote over the Internet in accordance with the instructions on your proxy card.

Q:    How do I obtain a copy of the Company’s materials related to corporate governance?

A:    Our Corporate Governance Principles, charters of each standing Board committee, Code of Conduct, Global Operating Principles, Supplier Guiding Principles and other materials related to our corporate governance are published on the Corporate Governance section of our website at www.heinz.com under the Corporate Governance Section of the Investors tab. In addition, this information is available in print to any shareholder who requests it by contacting the corporate secretary at P.O. Box 57, Pittsburgh, Pennsylvania, 15230.

Q:    What is a broker non-vote?

A:    Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on routine matters, such as director elections and ratification of auditors, but not on non-routine matters, such as shareholder proposals. Because the proposals to be acted upon at the Annual Meeting may include both routine and non-routine matters, with respect to uninstructed shares, the broker may turn in a proxy card and vote on the routine matters.

Q:    How do abstentions and broker non-votes count for voting purposes?

A:    Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes and are not considered to be votes cast.

Q:    What is householding?

A:    Householding is a procedure which permits the Company, with your permission, to send a single set of its annual report and proxy materials to any household at which two or more shareholders reside if the Company believes they are members of the same family. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as the Company’s expenses. A number of brokerage firms and Mellon Investor Services, our transfer agent, have instituted householding. If your family has multiple Heinz accounts, you may have received a householding notification from your broker or the transfer agent. Please contact your broker or the transfer agent directly if you have questions, require additional copies of the Proxy Statement or Annual Report, or wish to revoke your decision to household and receive multiple statements and reports. These options are available to you at any time.

Q:    How do I nominate a director or bring other business before the Annual Meeting?

A:    The Company’s By-Laws prescribe the procedures shareholders must follow to nominate directors or to bring other business before shareholder meetings. To nominate a candidate for director at the Annual Meeting to be held in 2006, your notice of the nomination must be received by the Company between December 5, 2005 and March 4, 2006. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. To bring other matters before the 2006

Annual Meeting and to include a matter in the Company’s Proxy Statement and proxy for that meeting, notice must be received by the Company within the time limits described above, meet Company By-Law requirements, and otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Copies of the Company’s By-Laws may be obtained free of charge from the corporate secretary.

Security Ownership of Certain Principal Shareholders

Set forth below is the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and is based on information provided by the beneficial owner in public filings made with the Securities and Exchange Commission (“SEC”).

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Capital Research and Management Company(1) 333 South Hope Street Los Angeles, CA 90071	46,625,000	13.4%

(1)	Based on a report on Schedule 13G dated February 9, 2005, Capital Research and Management Company (“Capital Research”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was deemed to be the beneficial owner of 46,625,000 shares of the Common Stock for which beneficial ownership is disclaimed pursuant to Rule 13d-4, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Guardian Trust Company, an affiliate of Capital Research and Management Company, manages the international equity portion of the H. J. Heinz Company Employees’ Retirement System Master Trust. During fiscal year 2005, Capital Guardian Trust Company earned $366,287 in fees for such management services.

Security Ownership of Management

The following table sets forth all equity securities of the Company beneficially owned as of May 31, 2005 by each director, director nominee and executive officer named in the Summary Compensation Table, and all directors, director nominees and executive officers as a group, being 19 in number.

Name	Shares of Common Stock Owned (1)(2)(3)(4)	Percent of Class (5)
Jeffrey P. Berger	520,608	—
Charles E. Bunch	5,000	—
Mary C. Choksi	12,202	—
Leonard S. Coleman, Jr.	8,100	—
Peter H. Coors	8,200	—
Edith E. Holiday	10,858	—
Joseph Jimenez	642,436	—
William R. Johnson	3,203,162	—
Candace Kendle	8,520	—
David C. Moran	322,837	—
Dean R. O’Hare	8,200	—
Lynn C. Swann	7,266	—
Thomas J. Usher	16,673	—
Arthur B. Winkleblack	189,877	—
All directors, director nominees and executive officers as a group	6,577,669	1.89%

(1)	Shares listed in this column include all shares in which the named individuals and all directors, director nominees and executive officers as a group have a present beneficial economic interest, and also include all shares allocated to the accounts of the named individuals and all directors, director nominees and executive officers as a group under the Company’s Employees Retirement and Savings Plan (W.R. Johnson, 80,218; J.P. Berger, 26,275; D.C. Moran, 161; J. Jimenez, 12,244; A.B. Winkleblack, 2,403; and all directors, director nominees and executive officers as a group, 197,957). Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)	Shares listed include shares subject to stock options granted under the Company’s stock option plans and exercisable within 60 days following May 31, 2005 (W.R. Johnson, 2,670,980; J.P. Berger, 425,633; D.C. Moran, 310,916; J. Jimenez, 574,369; A.B. Winkleblack, 162,554; and all directors, director nominees and executive officers as a group, 5,480,185.

(3)	Shares listed for Mr. Berger include 26,364 restricted stock units which vested on June 3, 2005.

(4)	Shares listed for Mr. Usher also include 1,000 shares held by a trust of which Mr. Usher is co-trustee and sole beneficiary.

(5)	Percentages of less than 1 percent are omitted.

Corporate Governance

Role and Composition of the Board of Directors

The Company’s Board of Directors believes that good corporate governance principles and practices provide a strong framework to assist the Board in fulfilling its responsibilities to shareholders. The Board recognizes the interests of the Company’s shareholders, employees, customers, suppliers, consumers and the communities in which it operates, who are all essential to the Company’s success. Accordingly, the Board has adopted corporate governance principles relating to its role, composition, structure and functions. The Board periodically reviews the principles and other corporate governance matters.

Role of Board and Management

The Company’s business is conducted by its employees, managers and officers, under the direction of the chief executive officer (“CEO”) and the oversight of the Board, to enhance the long-term value of the Company for its shareholders. The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. Directors are expected to fulfill duties of care and loyalty and to act with integrity as they actively pursue Board matters.

As part of its general oversight function, the Board reviews and discusses reports by management on the performance of the Company, its strategy, goals, financial objectives and prospects, as well as issues and risks facing the Company. The Board also selects, evaluates and determines compensation and succession planning for the CEO and senior management. The Board ensures that processes are in place for maintaining the quality of the Company, including the integrity of the financial statements, the integrity of compliance with law and ethics and the integrity of relationships with stakeholders, including shareholders, employees, customers, suppliers, consumers and the communities in which the Company operates.

Board Membership Qualifications

The Board has the responsibility for nominating director candidates to shareholders and filling vacancies. The Corporate Governance Committee is responsible for recommending candidates to the Board, as well as recommending the selection criteria used in seeking nominees for election to the Board. Nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Nominees should be selected on the basis of their business and professional experience and qualifications, public service, diversity of background, availability to devote sufficient time to the Board and the needs of the Company in light of the qualifications of the other directors or nominees. Candidates should be persons who have demonstrated leadership in multinational companies or government, finance or accounting, higher education or other fields, or who are able to provide the Company with expertise, industry knowledge or marketing acumen. Nominees should also represent all shareholders rather than special interest groups or any group of shareholders. In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board. Shareholders may suggest nominees for consideration by submitting names of nominees and supporting information to the corporate secretary of the Company in accordance with the Company’s By-Laws. The Corporate Governance Committee uses the services of an executive search firm to assist the Company in identifying potential nominees, and to participate in the evaluation of candidates for Board membership.

Size of the Board

The Company’s By-Laws establish that the Board shall fix the number of directors from time to time so long as the number so determined shall not be less than three. The Board periodically reviews the appropriate size of the Board.

Board Leadership

The chairman and the CEO are selected by the Board. The Board determines whether the role of chairman and CEO should be separate or combined as, in their judgment, is best for the Company at a given point in time. The Corporate Governance Committee chair presides over executive sessions of the independent directors, is the contact director for shareholders, leads the Board and committee evaluation process, and is involved in communicating any sensitive issues to the directors.

Independence

A substantial majority of the directors are and will be independent directors who meet The New York Stock Exchange (“NYSE”) definition of independence and the Company’s Director Independence Standards.

Ethics and Conflicts of Interest

The Board expects its directors, as well as the Company’s officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s Code of Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. The Board will resolve any conflict of interest question involving a director, the CEO or a member of the office of the chairman, and the CEO will resolve any conflict of interest issue involving any other officer of the Company. The Code of Conduct is available at www.heinz.com.

Stock Ownership

Non-employee directors are required to own 10,000 shares of Company stock by September 2005, or within five years of a director’s election to the Board, whichever is later, to align the interests of directors with shareholders.

Retirement and Resignation

No director may stand for re-election after attaining age 72, except for any director who served on the Board as of June 12, 1996. Should a director’s principal occupation or business association change substantially during his or her tenure as a director, that director will tender his or her resignation for consideration by the chairman and the Corporate Governance Committee. The chairman and the Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation offer. Any director who is a full-time employee of the Company shall offer to resign from the Board at the time of his or her retirement, resignation or removal from full-time employment.

Term Limits

The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into the Company and its operations and therefore provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Corporate Governance Committee periodically reviews director contributions to the Board.

BOARD COMMITTEES

Number and Responsibilities of Committees

The current five committees of the Board are Audit, Management Development and Compensation, Corporate Governance, Public Issues and Executive. The membership of the first four committees consists entirely of independent directors, as defined by the NYSE and the Company’s Director Independence Standards. The Executive Committee is comprised of the chairman and CEO of the Company and the chair of each of the first four committees. The Board may form new committees, disband an existing committee, and delegate additional responsibilities to a committee. The responsibilities of the committees are set forth in written charters, which are reviewed periodically by the committees, the Corporate Governance Committee and the Board and are available on the Company website at www.heinz.com. The charters of the Audit, Management Development and Compensation, Public Issues, and Corporate Governance Committees are attached here to as Appendices A-D.

Assignment, Rotation and Removal of Committee Members

Members are appointed to committees by the Board of Directors upon recommendation of the Corporate Governance Committee. Committee assignments are based on a director’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members is also considered. Consideration will be given to rotating committee members from time to time if rotation is likely to improve committee performance or facilitate the work of the committee. Directors generally serve on a working committee for approximately five to seven years before rotating. A committee member may be removed by majority vote of the independent directors of the full Board of Directors.

Committee Meetings

The chair of each committee, in consultation with committee members and in compliance with the committee’s charter requirements, determines the frequency of committee meetings and develops meeting agendas. The full Board is apprised of matters addressed by the committees in their meetings.

Committee Chairs

The chair of each committee rotates periodically. It is currently anticipated that chairs will serve for a period of four to eight years unless otherwise agreed to by the chairman of the Board and the chair of the Corporate Governance Committee.

BOARD OPERATIONS

Board Meetings

Regular meetings of the Board are held six times per year and typically extend over two days. Once a year the Board attends a strategic planning seminar that normally extends over two or three days. The Board may hold additional meetings, including by teleconference or other electronic means, as needed to discharge its responsibilities. The chairman, in consultation with other Board members, establishes the agenda for each Board meeting. Each Board member may suggest items for inclusion on the agenda.

Executive Sessions and Presiding Director

The independent directors of the Board meet in regularly scheduled executive sessions at each Board meeting. The chair of the Corporate Governance Committee is the presiding director and chairs meetings during executive sessions for independent directors.

Board Materials

Information and data that is important to the business to be considered at a Board or committee meeting is distributed in advance of the meeting, to the extent possible.

Board Assessment

The Board annually assesses the effectiveness of the Board and its committees.

Management Evaluation, Succession and Compensation

The performance of the CEO is evaluated annually by the Management Development and Compensation Committee, in consultation with the full Board, based upon objective criteria, including the performance of the business and the accomplishment of goals and strategic objectives. This committee also makes recommendations to the Board with respect to CEO succession. The CEO reviews management succession planning and development with the full Board of Directors on an annual basis. The Management Development and Compensation Committee evaluates performance in setting CEO and senior executive officer salary, bonus and other incentive and equity compensation.

Board Compensation

The Board periodically reviews director compensation in relation to peer group companies, based upon benchmarking information provided to the Board about compensation practices. The Corporate Governance Committee is responsible for recommending any changes in Board compensation. In discharging this duty, the committee shall be guided by the following considerations: compensation should fairly pay directors for work required for a company of Heinz’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of compensation should be transparent and understandable.

Board Access to Management and Independent Advisors

Members of the Board have free access to the management of the Company, and committees have the authority to retain such outside advisors as they determine appropriate to assist in the performance of their functions. Additionally, members of the Board are encouraged to visit Company facilities.

Approval of Goals and Strategic and Financial Objectives

The overall strategy of the Company is reviewed and approved periodically at Board meetings. In addition, the Board conducts an annual retreat at which the Company strategy is assessed.

Orientation and Education

The Board and the Company provide orientation for new directors on the Company’s corporate structure and organization, business units, strategic plan, significant accounting and risk-

management issues, governance policies and code of conduct. In addition, on an ongoing basis, directors participate in educational programs and/or seminars.

Shareholder Communication with Management and Directors

The response to any shareholder proposal is the responsibility of management with oversight by the appropriate Board committee. The Board is apprised of shareholder proposals and the Company’s response to such proposals.

Shareholders may express concerns to the outside directors via the corporate secretary of the Company at P.O. Box 57, Pittsburgh, Pennsylvania 15230.

Disclosure and Review of Corporate Governance Principles

The Company’s Corporate Governance Principles are available on the Company’s website at www.heinz.com. The Corporate Governance Committee reviews these Corporate Governance Principles periodically, and reports the results of this review to the full Board.

Director Independence Standards

Pursuant to NYSE listing standards, the Board of Directors has adopted a formal set of Director Independence Standards with respect to the determination of director independence. In accordance with the Standards, an independent director must be determined to have no material relationship with the Company other than as a director. The Standards specify the criteria by which the independence of the directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent auditor. The Standards also prohibit Audit and Management Development and Compensation Committee members from having any direct or indirect financial relationship with the Company.

The Board has determined that every director, with the exception of Mr. Johnson, is independent under these Standards.

The full text of the Standards is attached as Appendix E to this Proxy Statement. The Standards are also posted on the Company website at www.heinz.com.

Policies on Business Ethics and Conduct

All Company employees and directors, including the CEO, the Chief Financial Officer and the Principal Accounting Officer, are required to abide by the Company’s long-standing Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive program that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. The Audit Committee has established a policy and procedure to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or audit matters, including a toll-free ethics and compliance hotline.

The full text of the Code of Conduct is published on the Company website at www.heinz.com, and is available in print to any shareholder upon request.

Board of Directors and Committees of the Board

Fiscal Year 2005 Meetings

Name	Board		Management Development and Compensation		Audit		Public Issues		Corporate Governance		Executive
William R. Johnson	X	*									X	*
Charles E. Bunch	X		X		X
Mary C. Choksi	X				X		X	*			X
Leonard S. Coleman, Jr.	X				X		X		X
Peter H. Coors	X		X	*			X				X
Edith E. Holiday	X				X	*	X		X		X
Candace Kendle	X		X						X
Dean R. O’Hare	X		X		X		X
Lynn C. Swann	X						X		X
Thomas J. Usher	X		X				X		X	*	X
Number of Meetings in Fiscal Year 2005	6		5		13		2		3		0
X	Member
*	Chairperson

Management Development and Compensation Committee

•	Recommends to the Board candidates for CEO of the Company and the election of executive officers who report directly to the CEO.
•	Develops and oversees the processes to set objectives, evaluate performance and determine compensation and overall compensation policy for the CEO and his direct reports. The Committee formally solicits the opinions of non-Committee Board members.
•	Reviews annually the succession plan of the CEO and other executive officers as part of a Talent Review in which all Board members participate.
•	Makes recommendations to the Board with respect to the structure of overall incentive and equity-based plans for shareholder approval.
•	Selects and retains outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary.
•	Prepares the report of the Management Development and Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.
•	Evaluates the Committee’s performance annually.

Audit Committee

•	Oversees management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.
•	Oversees management’s establishment and maintenance of processes to provide for an adequate system of internal controls at the Company and to assist with the oversight by the Board of Directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.

•	Oversees management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.
•	Oversees the independence of the independent auditors and the qualifications and effectiveness of both the independent and the internal auditors.
•	Prepares the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.
•	Appoints, retains, and reviews the performance of the independent auditors.
•	Evaluates the Committee’s performance annually.

Public Issues Committee

•	Monitors issues and practices relating to the Company’s global social accountability, the Company’s Global Operating Principles and Supplier Operating Guidelines, and human rights matters.
•	Reviews employment issues, EEO matters, diversity initiatives and workplace health and safety.
•	Reviews issues relating to food safety and security, nutrition, biotechnology and food packaging regulations.
•	Reviews significant lawsuits, investigations by governmental entities and other significant legal matters involving the Company or one of its affiliates that could affect the Company’s performance, business activities or reputation.
•	Monitors programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations and community relations.
•	Oversees the H.J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.
•	Oversees the H.J. Heinz Company Political Action Committee.
•	Evaluates the Committee’s performance annually.
•	Reviews and makes recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.

Corporate Governance Committee

•	Monitors compliance with the Company’s Code of Business Conduct.
•	Periodically reviews the Company’s Corporate Governance Guidelines and recommends changes to these Guidelines.
•	Attracts qualified candidates to serve on the Board, and reviews Board candidate qualifications, selection criteria and any potential conflicts with the Company’s interests.
•	Recommends to the Board candidates for election or re-election to the Board at each Annual Meeting of Shareholders of the Company or to fill vacancies, including assessing the contributions of current directors and reviewing the independence, both in appearance and in fact, of current directors and nominees.
•	Recommends to the Board candidates for appointment to or removal from Board committees, and considers rotating members or chairs of various Board committees.
•	Provides orientation for new directors and continuing education for all directors.
•	Assesses the reporting channels through which the Board receives information, and the quality and timeliness of information received on a periodic basis.
•	Makes recommendations to the Board concerning director compensation.
•	Assesses the Board’s performance and the Committee’s performance on an annual basis. Periodically reviews director contributions to the Board.
•	Periodically reviews Committee charter and recommends changes for Board approval.
•	Reviews management’s responses to shareholder proposals concerning corporate governance issues.

Executive Committee

•	Is comprised of the Chairman of the Board and the chairs of each of the other committees.
•	May exercise all powers of the Board except as limited by resolutions of the Board or by law; however, it is the general intention that all substantive matters be brought before the full Board.

Each incumbent director of the Company attended more than 87% of the aggregate number of meetings of the Board and committees on which the director served. As a general matter, all Board members are expected to attend the Annual Meeting. At the Company’s 2004 Annual Meeting, all members of the Board were present with the exception of Mr. Coors.

Director Compensation

Effective January 1, 2005, non-employee directors receive the following annual compensation:

•	$60,000 in cash and 2,500 shares of restricted common stock.
•	$1,500 for each meeting-day attended.
•	$15,000 retainer for the chairs of the Audit and Management Development and Compensation Committees.
•	$10,000 retainer for the chairs of the Public Issues and Corporate Governance Committees.

Non-employee directors may defer some or all of their cash compensation into either a Heinz common stock fund or a cash account. Amounts deferred into Heinz stock are payable in stock and sums deferred into cash accounts accrue interest calculated periodically at the prime rate. All amounts deferred are paid in stock or in cash, as appropriate, at a date elected by the non-employee directors at the time of the deferral. Currently, three directors have elected to participate.

The Company has maintained a charitable award program funded by insurance policies on the lives of non-employee directors who were members of the Board of Directors prior to 1995 as part of the Company’s overall program to promote charitable giving. Under the program, following the death of a covered non-employee director, the Company will donate $1,000,000 to qualifying charitable organizations recommended by the non-employee director and approved by the Company. The Company is reimbursed from the proceeds of the life insurance policies. Participants derive no financial benefit from these programs.

Non-employee directors who were on the Board prior to January 31, 1994 will receive, upon retirement on or after age 70, a pension benefit for life equivalent to $30,000 annually.

Mr. Johnson, the only employee director, receives no additional compensation for serving on the Board or any committee.

Report of the Audit Committee

The primary role of the Audit Committee is to oversee the Company’s processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company. The Audit Committee oversees management’s establishment and maintenance of an adequate system of internal controls. The Audit Committee retains the Company’s registered public accounting firm and oversees their independence and oversees the qualifications and effectiveness of both the registered public accounting firm and internal auditors. Management has primary responsibility for the financial reporting process, including the Company’s internal control over financial reporting. The registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In the performance of its oversight function and its duties, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the registered public accounting firm. The Audit Committee also has discussed with the registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the registered public accounting firm the letter required by Independence Standards Board Standard No. 1 relating to independence from the Company, has discussed with the registered public accounting firm the auditors’ independence, and has considered whether the registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

The Audit Committee has discussed with the Company’s internal auditors and registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets separately with both the internal auditors and registered public accounting firm, without management present, to discuss the results of their examinations, their audits of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2005 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended April 27, 2005 for filing with the Securities and Exchange Commission (“SEC”). In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s registered public accounting firm with respect to such financial statements.

The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined by the Company’s Director Independence Standards, the current rules of The New York Stock Exchange (“NYSE”), and the SEC’s rules that implement certain provisions of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that Mr. O’Hare is an “Audit Committee financial expert” as defined in the SEC’s rules. Consistent with Company policy, no member of the Audit Committee serves simultaneously on the audit committees of more than two other public companies.

Upon the Audit Committee’s recommendation, the Board has adopted a revised Audit Committee Charter, which is attached to this proxy statement as Appendix A.

Edith E. Holiday, Chair Charles E. Bunch Mary C. Choksi	Leonard S. Coleman, Jr. Dean R. O’Hare

Relationship with Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been the registered public accounting firm and has audited the consolidated financial statements of the Company since 1979. In addition to performing the audit of the Company’s consolidated financial statements, PricewaterhouseCoopers provided various audit-related, tax and other services during fiscal year 2005.

The aggregate fees billed for each of the past two fiscal years for each of the following categories of services are set forth below:

	Fiscal Year 2005	Fiscal Year 2004
	(Dollars in thousands)
Audit Fees	$13,032	$4,344
Audit-Related Fees	1,800	577
Tax
Tax Compliance	2,267	1,437
Other Tax Services	1,313	955
All Other Services	60	58

Total Fees	$18,472	$7,371

*	PricewaterhouseCoopers, the Audit Committee, and Company management are working to refine the scope of services which will result in a reduction of total fees which, at this time, PricewaterhouseCoopers estimates to be approximately $5,000,000. This estimate is based on the expectation that certain services provided in fiscal year 2005, as quantified in the discussion below, will not recur in fiscal year 2006, as well as expected reductions in certain Sarbanes-Oxley audit efforts.

Audit fees relate to professional services rendered for the integrated audit of the consolidated financial statements of the Company and of the Company’s internal controls over financial reporting, audits of the financial statements of certain subsidiaries and certain statutory audits, the issuance of comfort letters and consents, and assistance with review of documents filed with the SEC. The increase in audit fees from fiscal year 2004 to 2005 is primarily the result of fees incurred in connection with compliance with the Sarbanes-Oxley Act.

Audit-related fees include fees related to the audits of employee benefit plans, Sarbanes-Oxley readiness assistance, due diligence in connection with acquisitions and accounting advice on emerging issues. Audit-related fees for fiscal year 2005 also include $1,391,000 in fees in connection with a due diligence engagement regarding a foreign acquisition.

Tax Compliance services consist of fees related to the preparation of tax returns. Other tax services consist of fees related to tax planning regarding domestic and international taxes, governmental grants and incentives, and expatriate taxes. Tax fees in fiscal year 2005 include $829,000 in fees associated with expatriate tax services, government grants and incentives and transfer pricing that will be fully transitioned to another accounting firm in fiscal year 2006. Tax fees for fiscal year 2005 also include $1,095,000 related to finding-based fee arrangements that commenced in 2001 and were terminated in fiscal year 2005. All other services in fiscal year 2005 consisted primarily of fees for administration of the expatriate tax program.

The Audit Committee prohibits the Company or any of its affiliates from receiving services by the Company’s registered public accounting firm that could be considered to have an impact on independence and services prohibited by the Sarbanes-Oxley Act of 2002 and SEC regulations.

In accordance with Audit Committee policy and legal requirements, all services to be provided by the registered public accounting firm in a category are pre-approved by the Audit Committee prior to engagement. The pre-approved services are budgeted and the Audit Committee requires the registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. If necessary, the Chair of the Audit Committee has been delegated authority to pre-approve additional services and then communicate these additional pre-approvals to the Audit Committee.

Matters to Be Acted Upon

1. Election of Directors

(Item 1 on proxy card)

The Board of Directors has nominated the following 10 nominees for election as directors at the Annual Meeting. Each director to be elected will serve until the next Annual Meeting of Shareholders or until a successor is elected and qualified. If any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such other person as may be designated by the Board of Directors.

Name	Principal Occupation and Business Experience	Other Directorships
William R. Johnson Director since 1993 Age 56	Chairman, President and Chief Executive Officer of Heinz (2000-present); President and Chief Executive Officer of Heinz (1998-2000)	• The Clorox Company • Georgia-Pacific Corporation
Charles E. Bunch Director since 2003 Age 56	President and Chief Executive Officer of PPG Industries, Inc. (coatings, sealants, and glass products) (2005-present); President and Chief Operating Officer of PPG Industries, Inc. (2002-2005); Executive Vice President-Coatings Sector of PPG Industries, Inc. (2000-2002); Senior Vice President of Planning, Corporate Services, and M&A of PPG Industries, Inc.
	(1997-2000)	• PPG Industries, Inc.

Mary C. Choksi Director since 1998 Age 55	Managing Director of Strategic Investment Partners, Inc. and Emerging Markets Investors Corporation (investment management firms) (1987-present)

Leonard S. Coleman, Jr. Director since 1998 Age 56	Senior Advisor, Major League Baseball (1999-present); President of the National League of Professional Baseball Clubs (1994-1999)	• Omnicom Group Inc. • Cendant Corporation • Electronic Arts Inc. • Churchill Downs Incorporated • Aramark Corporation

Name	Principal Occupation and Business Experience	Other Directorships

Peter H. Coors Director since 2001 Age 58	Vice Chairman, Molson Coors Brewing Company (beverages) (2005-present); Chairman, Coors Brewing Company (beverages) (2000-present); Chairman, Adolph Coors Company (beverages) (2002-2005); Vice Chairman and Chief Executive Officer of Coors Brewing Company (1997-2000)	• U.S. Bancorp • Energy Corporation of America

Edith E. Holiday Director since 1994 Age 53	Attorney; Operating Trustee, TWE Holdings I and II Trusts (2002-present); Assistant to the President of the United States and Secretary of the Cabinet (1990-1993); General Counsel of the United States Department of the Treasury (1989-1990)

•  Amerada Hess Corporation

•  RTI International Metals, Inc.

•  Canadian National Railway Company

•  White Mountains Insurance Group, Ltd.

•  Director or trustee of various investment companies in the Franklin Templeton group of mutual funds

Candace Kendle Director since 1998 Age 58	Chairman and Chief Executive Officer of Kendle International, Inc. (contract research organization) (1981-present)

Dean R. O’Hare Director since 2000 Age 63	Former Chairman and Chief Executive Officer of The Chubb Corporation (insurance) (1988 until his retirement in November 2002)	• Fluor Corporation

Lynn C. Swann Director since 2003 Age 53

Chairman, President’s Council on Physical Fitness and Sports (2002-present); President, Swann, Inc. (marketing and consulting) (1976-present); football and sports broadcaster, ABC Sports (1976-present)

• Wyndham International Inc.

Name	Principal Occupation and Business Experience	Other Directorships

Thomas J. Usher Director since 2000 Age 62	Chairman of United States Steel Corporation (integrated steelmaker) (2004-present); Chairman and Chief Executive Officer of United States Steel Corporation (2002-2004); Chairman of the Board and Chief Executive Officer of USX Corporation (1995-2001)	• The PNC Financial Services Group, Inc. • PPG Industries, Inc. • Marathon Oil Corporation

The Board of Directors recommends a vote “FOR” each of the Nominees.

2. Ratification of Auditors

(Item	2 on proxy card)

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2006.

A representative of PricewaterhouseCoopers LLP is expected to be at the Annual Meeting and will have an opportunity to make a statement and respond to questions.

3. Shareholder Proposal

Dr. Mark Klein, 6808 Estates Drive, Oakland, CA 96411, who holds 1,642 shares of Company Common Stock, has notified the Company that he intends to present the following proposal at the Annual Meeting of Shareholders.

Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting. SEC rules require that we reprint the proposal as it was submitted to us. The proposal, as submitted, is as follows:

The shareholders recommend Heinz hire an investment bank to explore the sale of the company.

The GOLD STANDARD test of investment return is PURCHASING POWER with respect to the most sought after consumer goods and services, e.g. housing and education. In recent years Heinz share values failed that test.

Since 1999, Heinz’s nominal share price, unadjusted for the Del Monte transaction, decreased about 27%. On January 1, 1999 Heinz share price was $51.24. The closing price on December 3, 2004 when this proposal was completed was $36.43.

Contrast Heinz share price history in the 1999 to 2004 period with Harvard’s undergraduate tuition which rose 157% from $10,671 to $27,448. Purchasing power-wise Heinz shares also declined significantly over the same period with respect to homeownership. National median home price rose 37%, and in very desirable cities like San Diego over 100%.

In my opinion the principle driving force for such severely escalating prices is feminist careerism which vastly expanded the fulltime workforce without an increase in REAL WAGES. The BUYER POWER of earnings halved since the 1970s because most families today need two incomes to almost equal the buyer power one had 30 years ago. Put another way most women working fulltime essentially work for nothing.

Busy, overworked parents have little time to nurture and protect their marriages. Hence more competition for scarce housing from today’s 50% divorce rate, and from young adults now so skeptical of the durability of loving commitment they marry late, or not at all.

Just Economics 101 supply and demand theory: Too much consumer demand chasing scarce commodities like private undergraduate education and homeownerhip.

In my opinion the collapse in Heinz shares’ BUYING POWER is greatly magnified by the exploding obesity driven childhood and adult diabetes epidemic. A reflection of the extent of the current epidemic is diabetic home blood test kit suppliers are amongst the leading advertisers on Fox News.

In most families today with both parents working fulltime too few adults and children eat nutritious, portion controlled home cooked meals. Restaurant meals, “t.v.” dinner, and takeout usually contain excessive carbohydrate and fat calories, and very little protein. To reverse the epidemic more mothers need to be at home to prepare nutritious balanced meals, and supervise the children’s snacking.

I believe within a generation at least half the population will become diabetic. The costs of treating diabetes and its devastating cardiovascular, renal, and neurological complications will so threaten the financial stability of the health care system, federal, state and activist local governments will likely impose regulations financially adverse on food processors like Heinz. The fast food restaurant industry is already in the class action tort bar’s crosshairs.

Regulatory and legal scapegoating is safer politically and public relations-wise than addressing the profoundly negative social and economic train wreck wrought by feminist careerism. Pity the feminist sacred cow enjoys general immunity from criticism.

I believe the sale of company is the best way for shareholders to maximize share value.

STATEMENT IN OPPOSITION TO THE PROPOSAL

We do not agree with the proponent’s views about women in the workforce. Women are a vital part of the Heinz workforce, and the Company is committed to maintaining a work environment that is diverse and free of discrimination. As stated in our Global Operating Principles, Heinz respects cultural, ethnic, religious, and political differences and treats its employees fairly and with respect. We afford full equal opportunity regardless of race, color, religion, sex, national origin, age, physical or mental handicaps, military or veteran status, or other protected condition or characteristic in compliance with all applicable U.S., federal, state, and local laws and regulations.

With respect to the proponent’s concern regarding healthy and balanced diets, the Company has consistently demonstrated its commitment to nutrition by providing “Good Food, Every Day”™. For example, in the United Kingdom, Heinz has been recognized as an industry leader in the drive to improve product nutrition. A growing awareness of the relationship between nutrition and health represents an opportunity to provide consumers with the type of wholesome, nutritious products that they seek. Heinz is well positioned to meet this need. For example, Heinz products include Smart Ones® frozen entrees, a viable option for health-conscious consumers. The Company’s processed tomato products, such as Classico® pasta sauces, tomato ketchup and Escalon® tomato products are natural sources of lycopene, a powerful antioxidant recognized by the medical research community to reduce the risk of prostate cancer in men and cervical cancer in women. Our tomato sauces will also appeal to consumers who wish to increase vegetable consumption, as outlined in the new (2005) Dietary Guidelines for Americans. The Company is a major global processor of beans, providing tasty, popular products containing fiber and nutrients important for digestive and nutritional well-being. Moreover, the Company and the H. J. Heinz Company Foundation have partnered with the Sprinkles™ Global Health Initiative program, distributing iron and vitamin supplements to families with small children in developing countries in an effort to eradicate diseases caused by iron and other vitamin deficiencies. The Sprinkles™ initiative draws on the expertise within our Global infant food businesses, which provide safe, nutritious foods for infants and children across the world.

With regard to the proposal’s recommendation that the Company retain financial advisors, the Company has in the past, and will in the future, engage experts to provide strategic financial advice and options, when it believes that doing so is in the best interest of the Company and its shareholders. The Company periodically reviews strategic alternatives designed to optimize shareholder value. The proponent submitted substantially similar proposals to two other companies in 2004 and 2005, and the proposals were defeated by 97% of the votes cast in both cases.

The Company has in fact provided solid returns when compared to the average of its peer companies. On December 20, 2002, the Company completed the spin-off of its underperforming U.S. and Canadian pet food and pet snacks, U.S. tuna, U.S. retail private label soup and private label gravy, College Inn® broths, and its U.S. infant feeding businesses to a subsidiary of Del Monte Foods Company. Since this transformative transaction, the total shareholder return of the Company through the end of Fiscal year 2005 was 26%, compared to 16% for a peer group index (which consists of Campbell Soup Company, ConAgra Foods, Inc., General Mills, Inc., Heinz, The Hershey Company, Kellogg Company, McCormick & Company, Inc., Sara Lee Corporation, William Wrigley, Jr., Company, and Kraft Foods, with all index values weighted by market capitalization of companies included in the group).

Similarly, the Company has an impressive dividend payout ratio of 49%, well in excess of the ratios achieved by many of its peers. The Company’s routine payment of dividends has made the Company a good investment option for investors looking for dividend returns. Recently, on May 18, 2005, the Company announced a dividend increase of six cents per share or 5.3% payable in July for its dividend on Common Stock.

Heinz is a company with a long history and brands revered as icons around the world. We have generated excellent cash flow, including cash flow from continuing operations of approximately $1.2 billion in Fiscal Years 2004 and 2005. Heinz has driven growth through innovation (including top down ketchup and Ore-Ida® microwave fries) and through prudent acquisitions and joint ventures. Importantly, the Company has adopted healthy corporate governance practices and been recognized for its progress in this regard. Heinz is the only domestic large-cap food company included in the Dow Jones Sustainability Group. Also, the Company is listed in the Calvert Social Index and the Domini 400 Index as a corporation with recognized social responsibility policies and practices.

We believe that the cumulative shareholder return to Heinz shareholders, especially since the spin-off, combined with a high dividend payout ratio, when compared to other returns and costs mentioned in the proposal, demonstrate that Heinz has provided good value to its shareholders. It is our conviction that a sale of the Company is not in the best interests of our shareholders, and we recommend a vote against this proposal.

The Board recommends a vote “AGAINST” this proposal.

4. Shareholder Proposal

Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, who holds 2,000 shares of Company Common Stock, through his proxy Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278-2453, has notified the Company that he intends to present the following proposal at the Annual Meeting of Shareholders.

Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting. SEC rules require that we reprint the proposal as it was submitted to us. The proposal, as submitted, is as follows.

RECCOMMEND: Adopt Simple Majority Vote. That our Board of Directors take each step necessary in the most expeditious manner for a simple majority vote to apply on each issue subject to shareholder vote except directors.

This includes the application of a simple majority vote threshold to the fullest extent consistent with state law concerning shareholder votes on mergers, charter amendments and bylaw amendments. Our company still has a number of 80% shareholder voting requirements.

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 submitted this proposal.

75% Yes-Vote

This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Terminate Potential Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of the shareholder majority. For example, in requiring our 80% vote to make certain governance changes, if 79% vote yes and only 1% vote no—only 1% could force their will on the overwhelming 79% majority. Such 80% supermajority vote requirements can lock in provisions that are harmful to shareholders and limit shareholder’s role in our company.

Progress Begins with a First Step

I believe the reason to take the above RECOMMEND step is reinforced by our company’s vulnerability when compared to best practices in corporate governance. For instance in 2005 it was reported (and corresponding concerns are inserted):

The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in CEO Pay

“D” in Takeover defenses

Our Leonard Coleman was designated a “Problem Director” by TCL due to this past involvement with the Owens Corning Board, which filed under Chapter 11 Bankruptcy. Furthermore Mr. Coleman served on our key Audit Committee.

Four of our directors held from 4 to 6 board seats—over-commitment concern.

Our CEO pay was over $14 million.

We had no Independent Chairman or lead director.

Our full board met only 6 times in a year. The Public Issues Committee met once.

Directors were allowed a prestigious $1 million Charitable Award Program—at the potential risk of silencing some of their genuine criticism of our CEO.

We had more than one class of voting shares.

One Step Forward

The existence of the above governance concerns arguably heightens the importance of passing the one RECCOMMEND topic of this proposal and let progress begin.

STATEMENT IN OPPOSITION TO THE PROPOSAL

A simple majority vote requirement already applies to most corporate matters involving the Company. The Company’s use of supermajority requirements is both prudent and limited in scope. Our Articles of Incorporation and By-Laws require a higher voting threshold only for certain fundamental corporate matters involving (i) director and officer liability and indemnification and (ii) certain business combinations described below. In the second case, the Company has neither a staggered board nor a traditional “poison pill” triggered by an acquisition of shares. The latter types of measures typically require a supermajority vote to modify and are common targets for shareholder proposals.

We strongly believe the Company’s special voting requirement for these matters is in accord with best corporate governance practices and serves the best interests of all shareholders. In fact, the shareholders approved these provisions when they voted to amend the Articles and By-Laws in 1987.

The proponent states that The Corporate Library has rated the Company with a “D” in takeover defenses. On the contrary, The Corporate Library Report dated July 2, 2004 gave the Company a “B” in takeover defenses, stating, “The Heinz board meets our current test for board effectiveness and shareholder friendliness in the area of takeover defenses.”

Application of a special voting requirement on director indemnification is well justified. As illustrated by the recent corporate scandals, it is critical that companies retain competent, involved, and committed persons to serve as directors and officers. In order to recruit and retain such persons, today’s business environment requires that companies offer indemnification and limitation of liability. In return for a person’s commitment to serve and assume potential personal liability, the Company’s Articles and By-Laws provide such protection. The Company’s liability and indemnity provisions, including the 80% voting requirement, are expressly permitted under Pennsylvania law, which itself reflects the judgment of legislators as to appropriate corporate practices in the Commonwealth of Pennsylvania; similarly, virtually every other state provides for some form of limitation of director and officer liability and indemnification upon which, as indicated, directors rely as a condition to their service. The vote requirement for amendment of this provision ensures that this important matter is given due consideration before it can be changed.

As for the second situation where the Company has special voting requirements, there is also ample justification. The Company’s Articles of Incorporation contain provisions designed to protect shareholders from two-tier pricing in hostile takeovers where a third party acquires a controlling voting interest and then acquires the remaining shares in a “squeeze-out” merger where the acquirer pays a lower price for the remaining shares. This protective measure is not designed to prevent a takeover, but rather to ensure that shareholders receive a fair price for their shares if a takeover were to take place. An 80% vote is required to amend this measure. Without the protection of the supermajority vote, this provision could be easily repealed in a hostile takeover by a small vote, eliminating this protection to shareholders.

Specifically, this “fair price” provision addresses certain proposed merger or business combinations involving an “Interested Shareholder” (a shareholder having more than 10% voting power) by requiring, among other things, an 80% shareholder vote to approve them. This supermajority approval requirement is not triggered if the proposed transaction meets minimum price and procedural requirements or is approved by a majority of continuing directors. Further, it does not require an 80% shareholder vote to approve a transaction with an Interested Shareholder if the selling shareholders will receive fair consideration: the higher of the highest price paid by the interested shareholder or fair market value. This provision is designed to “level the playing field” for all shareholders by encouraging a fair price for all shares. This voting requirement would not prevent an offer designed to acquire 80% of the voting power in which each shareholder would receive substantially the same price and form of consideration.

The proponent’s “simple majority vote” proposal, if passed, would result in the passage of all matters subject to a shareholder vote by a majority of the number of votes cast at a shareholder meeting. This could result in decisions made regarding serious matters such as those described above by a small percentage as low as 26% or less of the outstanding voting power of the Company when factoring in the effect of quorum requirements, broker non-votes and abstentions. Your Board of Directors believes that more meaningful voting requirements are appropriate for such extraordinary issues.

In short, the Company believes that these limited supermajority voting provisions serve to protect shareholders and promote their interests in two ways: first, by promoting the retention of the most talented directors and officers who oversee and run the Company and are charged with generating shareholder value; and second, by ensuring that the shareholders receive the best possible price for their shares in the event of a business combination and are not “squeezed out” by an acquirer who pays a premium for only a controlling interest in the Company. Our voting provisions differ from those of many other companies in that we do not have traditional “anti-takeover” provisions such as a poison pill or a staggered board, but rather our requirements are designed to attract talented officers and directors and help ensure a fair price for shareholders in the event of a business combination.

The Company disagrees with many of the other statements included in the proposal, including with respect to corporate governance practices. As outlined in the Corporate Governance sections of this Proxy Statement, the Company’s governance policies and practices comply with best practices and all requirements of The New York Stock Exchange, the Securities and Exchange Commission, and the Pacific Stock Exchange. We have been recognized for good governance practices by a number of entities. We are listed in the Calvert Social Index and the Domini 400 Index as a corporation with recognized social responsibility policies and practices. We are also the only large-cap food company included in the Dow Jones Sustainability Index. In addition, despite the ratings cited by the proponent, Institutional Shareholder Services has rated Heinz’s corporate governance as better than 91.6% of the Standard & Poor’s 500 companies and 98.4% of food, beverage, and tobacco companies.

We certify the independence of all directors except the Chairman under all applicable requirements. While the proponent cites criticism of Mr. Coleman for his prior service with another corporate board, he has served the Heinz board effectively and with diligence during his tenure. Our Board of Directors and committee meeting schedules are established to ensure that regular meetings are held throughout the year. The Board and its Committees also meet telephonically or in person as needed in the course of the year. The proponent cites the non-employee directors’ charitable award program as potentially silencing criticism of the CEO; it should be noted that the program is available only to those non-employee directors who were Board members prior to 1995. Currently, only one director is eligible to participate.

Moreover, the Board of Directors determines whether the roles of Chairman and CEO should be separate or combined as, in their judgment, is best for the Company at a given point in time. At this time, the Board believes that combining the roles is in the best interest of shareholders, but it reserves the right to separate the roles in different circumstances, such as in the case of a transition in management. While some companies do separate these roles, others are moving in the direction of consolidating these positions in normal circumstances to suit the needs of the business. While we do not formally have a “lead director,” the chair of the Corporate Governance Committee presides over executive sessions of independent directors and also serves as the contact director for shareholders while also leading the Board and committee evaluation process.

The proponent has stated that our CEO pay was over $14 million. A review of the Summary Compensation and Stock Option Grant Tables in the 2004 Proxy Statement reveals that Mr. Johnson’s compensation for that year, including salary, bonus, restricted stock awards, stock option awards, and all other compensation totaled approximately $9,251,363. The proponent’s pay figure also includes an amount realized upon exercise of stock options which were due to expire in fiscal year 2004 at the end of their ten-year term. The February 2005 edition of Base and Bonus, Volume 1, Number 4, cited the Company as having reduced the peer group percentile used to set executive pay from about the 75th percentile to approximately the 50th percentile. In fact, Mr. Johnson’s salary has remained unchanged since May 2001.

The proponent cites the fact that the Company has more than one class of voting shares as evidence of a corporate governance concern. The Company currently has Common Stock and Third Cumulative Preferred Stock $1.70 First Series outstanding in the amounts stated in this Proxy Statement. This Preferred Stock, which is entitled to one-half vote, was issued in 1975 in connection with an acquisition of a business. As of June 3, 2004, there were only 9,366 shares of Preferred Stock remaining outstanding, and these shares are redeemable for cash by the Company upon demand and may be converted into Common Stock at the option of the preferred shareholder. Finally, the Company’s Articles authorize the Board to issue “blank check” preferred stock, which provides the Board with flexibility to issue stock in connection with corporate financing arrangements and as consideration for acquisitions. This ability is permitted by the Pennsylvania Business Corporation Law and is a long-standing corporate practice in other states as well.

Based upon our impressive corporate governance rankings and compliance history and the Company’s limited and prudent use of supermajority vote requirements to safeguard the best interests of our shareholders by ensuring fair treatment of shareholders in the event of a takeover and the ability to attract qualified directors and officers, we recommend a vote against this proposal.

The Board recommends a vote “AGAINST” this proposal.

5. Other Business

The Board of Directors does not intend to present any business at the Annual Meeting not described in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, the Company was not aware of any other matters to be raised at the Annual Meeting.

Executive Compensation

The following tables and accompanying text present the compensation of the Chairman, President and Chief Executive Officer and the four other most highly compensated executive officers in fiscal year 2005 (“named executive officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
						Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards $(2)(3)	Securities Underlying Options (No. Awarded)(3)	Long Term Incentive Payouts ($)	All Other Compensation ($)(4)
W. R. Johnson Chairman, President and CEO	2005	1,050,000	1,900,000	77,948	772,759	294,363	-0-	482,397
	2004	1,050,000	2,040,000	—	3,400,000	400,000	-0-	393,363
	2003	1,050,000	1,530,000	69,106	3,214,766	388,483	-0-	283,987
J.P. Berger Executive Vice President – Global Foodservice and President and CEO – Heinz North America Foodservice (5)	2005	444,433	224,625	—	1,134,528	37,000	-0-	103,989

D.C. Moran Senior Vice President and President – Heinz North America Consumer Products (5)	2005	443,417	469,488	—	513,920	37,000	-0-	71,149

J. Jimenez Executive Vice President and President – Heinz Europe	2005	533,333	298,314	—	230,402	60,000	-0-	81,769
	2004	520,000	390,000	—	734,060	128,571	-0-	75,472
	2003	495,833	360,000	—	783,220	97,121	-0-	74,874
A.B. Winkleblack Executive Vice President and CFO	2005	481,667	332,688	—	191,452	51,000	-0-	167,248
	2004	465,000	495,000	—	468,860	155,238	-0-	84,504
	2003	435,000	305,000	—	831,351	58,272	-0-	91,922

(1)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is less than $50,000 for the given year. Perquisites and other personal benefits include personal use of the Company-owned aircraft, financial counseling, allowance for a Company automobile, parking, and club dues. For fiscal year 2005, Mr. Johnson reimbursed the Company for its aggregate incremental cost related to his personal airplane use. Aggregate incremental cost includes fuel, landing fees, airport taxes and fees, customs fees and in-flight food. Pursuant to SEC rules, each perquisite exceeding 25% of the aggregate amount of Other Annual Compensation reported must be disclosed. For Mr. Johnson, this includes $27,816 for financial counseling.
(2)	Amounts reflect grants of restricted stock units in fiscal years 2003, 2004, and 2005 including a grant in lieu of a portion of such officer’s cash bonus for fiscal year 2003 and, in the case of Mr. Berger, for fiscal year 2005. The total number of all units awarded in such grants and their aggregate value as of April 27, 2005 were as follows: Mr. Johnson, 219,309, $8,085,923; Mr. Berger, 50,130, $1,848,293; Mr. Moran, 23,815, $878,059; Mr. Jimenez, 51,980, $1,916,503; and Mr. Winkleblack, 44,036, $1,623,607. The restricted stock units vest in five years, subject to earlier vesting upon the attainment of certain predetermined specific financial objectives, except in the cases of Mr. Berger, whose grant of restricted stock units in lieu of a portion of his cash bonus for fiscal year 2005 vested on June 3, 2005 upon achieving specified performance objectives, and Mr. Moran, whose grant of a one-time retention award vests in five years. Executive officers are required to automatically defer receipt of any restricted stock units until termination of employment, or in some cases as required by the Internal Revenue Code, six months after separation of service. Dividend equivalents are paid on the restricted stock units at the same rate as paid on the Company’s Common Stock.
(3)	All option awards and those restricted stock unit awards made prior to the spin-off of certain businesses to Del Monte Corporation on December 20, 2002 have been adjusted to reflect the stock distribution made in connection with such spin-off.
(4)	Includes for fiscal year 2005 for Messrs. Johnson, Berger, Moran, Jimenez, and Winkleblack, respectively, the following: (i) amounts contributed by the Company under the Company’s retirement plans, $359,250, $55,253, $69,000, $73,833, and $92,758; (ii) amounts paid by the Company to executives for payment of premiums allocable to executive life insurance provided by the Company; $101,882, $38,103, $2,149, $7,936, and $9,485 (see description of bonus life insurance program under the Executive Estate Life Insurance Program heading); and (iii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate, $21,265, $10,633, $0, $0, and $0.
(5)	Messrs. Berger and Moran became executive officers of the Company on March 7, 2005.

Option Grants in Fiscal Year 2005

	Individual Grants				Grant Date Value
Name	No. of Shares Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/ Share)	Expiration Date	Grant Date Present Value ($)(2)
W. R. Johnson	294,363	18.54	37.06	5/19/14	2,752,294
J. P. Berger	37,000	2.33	37.06	5/19/14	345,950
D. C. Moran	37,000	2.33	37.06	5/19/14	345,950
J. Jimenez	60,000	3.78	37.06	5/19/14	561,000
A. B. Winkleblack	51,000	3.21	37.06	5/19/14	476,850

(1)	All options were granted in May 2004, pursuant to the terms of the Company’s stock option plans and have identical terms. All options vest in 25% annual increments commencing on May 19, 2005, the first anniversary of the grant date.
(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include the following: (i) exercise price for the options ($37.06) equal to the fair market value of the underlying Common Stock on the date of grant; (ii) expected option term of 7.9 years; (iii) dividend yield of 2.95%; (iv) risk-free interest rate of 4.39%; and (v) volatility of 25.42%. The ultimate values of the options will depend on the future market price of the Company’s Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company Common Stock over the exercise price on the date the option is exercised.

Aggregated Options/SAR Exercises in Fiscal Year 2005 and

Fiscal Year-End Option/SAR Value

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End (1)		Value of Unexercised In-the-Money Options/ SARs At Fiscal Year-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
W. R. Johnson	-0-	-0-	2,597,389	1,648,817	6,742,137	2,727,858
J. P. Berger	-0-	-0-	416,383	181,745	1,582,694	310,217
D. C. Moran	-0-	-0-	301,666	132,280	390,889	330,717
J. Jimenez	-0-	-0-	559,368	253,550	671,460	743,466
A. B. Winkleblack	-0-	-0-	149,804	225,701	187,769	614,177

(1)	All options granted prior to December 20, 2002 were adjusted to reflect the stock distribution resulting from the spin-off of certain businesses to Del Monte Corporation on that date.
(2)	The “Value of Unexercised In-the-Money Options at Fiscal Year-End” is calculated based on the difference in options with exercise prices less than the closing price of Company stock on April 27, 2005 ($36.87), compared to the grant date exercise price, times the number of options.

LONG-TERM INCENTIVE PLANS AWARDS

IN LAST FISCAL YEAR

Name	No. of Shares, Units, or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold ($)	Target ($)	Maximum ($)
W. R. Johnson	1	2 years	-0-	5,760,000	12,960,000
J. P. Berger	1	2 years	-0-	925,000	2,081,250
D. Moran	1	2 years	-0-	750,000	1,687,500
J. Jimenez	1	2 years	-0-	1,150,000	2,587,500
A. B. Winkleblack	1	2 years	-0-	1,075,000	2,418,750

Performance Unit Awards Under Long-Term Incentive Program

In order to further link the compensation of executives with the interests of shareholders, in fiscal year 2005 the Company granted performance awards as permitted in the Fiscal Year 2003 Stock Incentive Plan, subject to achievement of performance goals, restrictions and conditions specified in advance by the Management Development and Compensation Committee (the “Committee”). These new performance awards are tied to Company financial measures and are expected to replace a large portion of stock options and restricted stock units beginning in Fiscal Year 2005. For the performance period from April 29, 2004 through May 3, 2006, the measures are established by the Committee based on the compound annual growth rate of net income (“NI”) and sales growth amounts.

Awards are payable at the end of the 2-year performance period based upon the Company’s achieving the NI and sales growth targets. Once the minimum NI goal is met, the amount of any award is dependent upon the level of sales growth of the Company for the performance period. If the Company meets or exceeds the peer group median with regard to NI over the performance period and generates at least flat sales, the Committee may, in its discretion, authorize payment up to 50% of any target award to participants excluding the Chief Executive Officer. In addition, if the Company does not remain in or above the third quartile when comparing its performance to that of its peer group companies on a relative total shareholder return basis, the Committee will exercise its discretion to reduce payouts for named executive officers.

If earned, 50% of the payout on the performance award will be made in cash and 50% will be made in stock valued at the fair market value of Heinz common stock as of the date of the payout. However, if the executive has met applicable stock ownership guidelines, the performance award may be paid in cash. Mr. Johnson has met the applicable stock ownership guideline as published by the Committee. Nevertheless, the Committee determined on the grant date of the award that Mr. Johnson’s performance award, if earned, will be paid half in cash and half in stock. For the executive officers named in the Summary Compensation Table, including Mr. Johnson, any stock received as partial payout on the performance award will be deferred until retirement or termination of employment or until the executive is no longer a named executive officer.

Retirement Benefits

Most full-time salaried employees in the United States who were hired before January 1, 1993 are entitled to retirement benefits from Plan A of the H. J. Heinz Company Employees’ Retirement System (“Plan A”). Benefits are based on credited service and five-year average eligible compensation through December 31, 1992, the date on which Plan A was frozen. Since January 1, 1993, retirement benefits have been provided by the Company through an age-related contribution account within the Employees Retirement and Savings Plan and the Employees Retirement and Savings Excess Plan.

The Company has a Supplemental Executive Retirement Plan (the “SERP”) which provides additional retirement benefits for eligible executives, including the named executive officers in the Summary Compensation Table. The SERP was adopted in order to attract and retain executives, and to compensate them for reductions in benefits due to limitations imposed by the Internal Revenue Code. Benefits under the SERP are paid as a single lump sum cash payment upon retirement at age 55 or later, after at least five years of service.

Effective May 1, 2004, the Board of Directors amended the SERP to provide future service benefits under a cash balance plan. Under the cash balance plan formula, a participant receives monthly pay credits based on the participant’s annual bonus category; each of the named executive officers receives a pay credit of 8% of eligible compensation. The accumulated credits earn 5% interest, compounded monthly.

For service prior to May 1, 2004, participants receive a payment equal to the product of a service-related multiple, frozen as of May 1, 2004, and the participant’s final average eligible compensation during the highest five of the ten years immediately prior to retirement. This product is reduced by (i) the lump sum value of the Plan A benefit (if any), and (ii) the value of the participant’s Age-Related Company Contribution Account under the Employees Retirement and Savings Plan and the Employees Retirement and Savings Excess Plan.

In addition to benefits under the SERP, Mr. Johnson receives benefits under an enhancement to the SERP that the Board of Directors approved on May 6, 2002. This enhancement provides for an additional benefit equal to 3.85% of final average earnings for each additional year of service after the date of the SERP enhancement. This benefit is subject to a maximum enhancement of 26.95% at 7 additional years of service. The enhancement is further limited to a total benefit equivalent to an annual annuity (from all of the Company’s retirement arrangements) of 60% of final average earnings at retirement on or after the age of 60 (excluding any value received from equity awards and long-term incentives).

This enhanced benefit fully vests on May 6, 2007, subject to Mr. Johnson’s continued employment. If Mr. Johnson is involuntarily terminated from his position for a reason other than for cause, the benefit will fully vest as of the date of his termination.

The following table, entitled “U.S. Retirement Plans,” shows the estimated retirement benefit for each of the named executives from all sources described above, stated as an annual pension equivalent beginning at age 65. The estimates assume that each executive works until age 65, and that eligible compensation under the SERP, the executive’s base salary, annual bonus, and restricted stock units received in lieu of cash bonus, remain constant at Fiscal Year 2005 amounts.

U.S. Retirement Plans

Estimated Annual Annuity Starting at Age 65 ($)
W. R. Johnson	1,890,000
J. Berger	375,546
D. Moran	350,850
J. Jimenez	515,027
A. B. Winkleblack	363,211

Executive Estate Life Insurance Program

In December 2001, the Company adopted an executive estate life insurance program (“EELIP”) for certain eligible executives. Under the EELIP, in 2001 and 2002, eligible executives relinquished compensation in exchange for the Company’s funding of a split-dollar life insurance policy purchased by the executive’s family trust (“EELIP Loans”). Each of the EELIP Loans was subject to vesting, and the Company will automatically be repaid the amount of the EELIP Loans plus interest thereon from the proceeds of the policy after the participant’s and/or participant’s spouse’s death, as applicable. In March 2003, the EELIP was amended to eliminate the EELIP loan feature and convert the split-dollar life insurance program into a bonus life insurance program.

The Company has outstanding EELIP loans to Messrs. William R. Johnson, Jeffrey P. Berger and Michael D. Milone, executive officers of the Company. These EELIP loans to Messrs. Johnson, Berger, and Milone fully vested on or before September 2003, accrue interest at the annual rate of 4.99%, 4.6% and 4.6%, respectively, and, consistent with the EELIP, will be automatically repaid to the Company upon payment under the related life insurance policy. As of April 27, 2005, the total due to the Company plus accrued interest under these EELIP Loans were $5,738,293, $507,370, and $192,020 for Messrs. Johnson, Berger and Milone, respectively.

The above-referenced EELIP loans which will be automatically repaid, with interest, to the Company upon payment under the policy, are permitted to remain outstanding under the Sarbanes-Oxley Act of 2002, so long as their terms are not materially modified.

Severance Arrangements and Special Restricted Stock Unit Awards

The Company maintains severance agreements with its executive officers and certain other key executives. If an executive’s employment is terminated involuntarily other than for cause, or voluntarily for good reason, within two years after a change in control of the Company, the agreements provide for the lifting of restrictions on outstanding incentive awards, continuation of medical, life insurance and disability coverage for a three-year period, and a lump sum payment equal to three times the sum of the annual salary and bonus, including restricted stock units granted in lieu of a portion of the cash bonus opportunity (as determined under the severance agreements), of the executive plus a benefit determined by taking into account an additional three years of age and service for purposes of calculating retirement benefits. The agreements also provide that the Company will reimburse the executive for the impact of excise taxes, if any, which may be imposed under the Internal Revenue Code with respect to certain payments contingent on a change in control. Recently, the Management Development and Compensation Committee of the Board of Directors approved the grant of severance agreements to an expanded group of key executives.

The Company has, on occasion, made restricted stock unit awards intended to facilitate retention of key employees or constitute performance awards for exceptional service to the business. Such awards have contained provisions including either accelerated vesting in the case of special performance awards, or vesting on the fifth year anniversary of the grant without the possibility of earlier vesting in the case of special retention awards. As noted in the Summary Compensation Table, Mr. Berger received an award of 26,364 restricted stock units in lieu of a portion of his cash bonus for fiscal year 2005, which vested upon the attainment of certain predetermined financial objectives relative to his business unit on June 3, 2005. Additionally, as reflected in the Summary Compensation Table, the Company approved a grant of 10,000 restricted stock units in fiscal year 2005 to Mr. Moran as a special retention award, which will vest in five years from the date of grant. These restricted stock units will be forfeited in the event Mr. Moran leaves the employ of the Company before the vesting date by reason of voluntary termination, involuntary termination with or without cause, or retirement. Executive officers are required to automatically defer receipt of any restricted stock units until termination of employment, or in some cases as required by the Internal Revenue Code, six months after separation of service.

Report of the Management Development and Compensation Committee on Executive Compensation

Overview of Compensation Philosophy and Program

The Management Development and Compensation Committee (the “Committee”) consists of five non-employee directors, determined by the Board to be independent as defined in The New York Stock Exchange’s listing standards, the Company’s Board independence standards, Section 162(m) of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934. The Committee oversees the administration of total compensation for the Company’s senior executives. The Company’s executive compensation programs are designed to attract, retain, and motivate top talent. Additionally, these programs are designed to provide payment for attainment of assigned accountabilities and reward for the achievement of pre-determined goals that contribute to corporate earnings, with the objective of enhancing shareholder value. The Committee annually establishes and monitors performance goals for the Chairman, President & CEO and senior executive officers.

On an annual basis, the Committee follows a process where it reviews its compensation philosophy, in writing, and the mix of elements used to compensate the executive team.

The Committee annually compares total compensation levels for the Company’s senior executives to the compensation paid to senior executives of a peer group of companies. The peer group is comprised of other consumer products companies that are, on average, similar to the Company and with which Heinz competes to attract and retain talent in the marketplace.

The Committee calls upon its independent compensation consultant, who is retained by and is directly accountable to the Committee, for consultation and objective survey information related to executive compensation. In fiscal year 2005, the Committee performed an in-depth review of all compensation components for the Chairman, President & CEO and detailed analyses of the Company’s payout exposure under various employment scenarios, including death, disability, retirement, and change in control of the Company. Based on the consultant’s report and recommendations and the Committee’s detailed review, the Committee has deemed the total compensation for the CEO and senior executive officers to be reasonable.

Components of Compensation

The Company’s executive compensation program has three components: base salary, annual incentive bonuses and long-term incentives.

Base salary is determined by individual skill, expertise, performance and experience. Annual incentive bonuses are intended to motivate executives to achieve aggressive company goals and are designed as a percentage of base salary range midpoint. Long-term incentives encourage executives to enhance the value of Heinz common stock and shareholder value. Long-term incentives consist of stock options, restricted stock units and performance units. These components are described more fully below.

Base Salary

The Company’s policy is to provide a base salary at a median level when compared with base salaries of the Peer Group. In some cases, including Mr. Johnson, base salaries of the Company’s executive officers are below the median for base salaries of executive officers of the peer group. During fiscal year 2005, the salary levels of several executive officers were increased based on the Committee’s conclusion that such officers’ performance merited such increase. Based on external market comparisons, Mr. Johnson’s base salary was last increased in May 2001 and has not been adjusted since that date. The Committee intends to continue to target base salaries at the median level, as long as that level of compensation is consistent with an executive’s performance.

Annual Incentive Bonuses

Annual incentive bonuses were paid during fiscal year 2005 to the executive officers under the Company’s shareholder-approved incentive compensation plans. These awards were paid in cash. The incentives, which are subject to an overall cap determined as a percentage of net income, focus the Company’s management on clear performance measures aligned with the creation of shareholder value. The performance measures used in fiscal year 2005 to determine the final amount of the awards included operating income (“OI”), cash conversion cycle measures and personal goals for the World Headquarters executives, and net sales volume, OI, working capital and personal goals for the business unit executives. The Committee set weights for the performance measures and personal goals applicable to Mr. Johnson’s annual incentive bonus.

Annual incentive bonuses under the shareholder-approved incentive compensation plans are intended to reward key executive officers for achieving targeted levels of performance by providing annual awards which, when added to base salary, produce total cash compensation at approximately the 50th percentile of the peer group when performance goals are met, or up to the 75th percentile when exceeded, and below median when such goals are not achieved.

Awards to the senior executive officers listed in the Summary Compensation Table were based on the Company’s performance relative to the targets approved by the Committee at the beginning of the fiscal year and the individual measures against those goals. The Committee evaluated Mr. Johnson’s performance relative to the predetermined OI and cash conversion measures and personal goals, as well as leadership goals, corporate strategy, cost reduction initiatives, organizational streamlining, executive development, talent upgrade, and global quality. The Committee determined to grant an annual incentive bonus based upon performance against those targets.

Long-Term Incentives

Stock Options

Stock options are an important component of the Company’s overall executive compensation program. Stock options emphasize the objective of increasing shareholder value and encouraging share ownership for management in accordance with established guidelines. Mr. Johnson received an option grant in fiscal year 2005 in recognition of the value of his continued leadership in the role of Chairman, President & CEO. The Committee granted options in fiscal year 2005 to the senior executive officers to enable them to establish commonality of interests and greater alignment with shareholder value creation.

Annually, the Committee determines whether to grant options to the executive officers based upon the Committee’s assessment of whether such option grants will contribute to the longer-term growth of the Company and of the need to provide a competitive retention vehicle. In light of the Financial Accounting Standards Board’s requirement to include the cost of stock options in net profit calculations, the company’s use of stock options declined in fiscal year 2005. Going forward, it is expected that the use of stock options will continue to decrease.

Restricted Stock Units

Restricted stock units provide compensation that promotes the long-term financial interest of the Company by creating both real ownership that encourages senior executives to think and act like shareholders and a competitive retention vehicle. In addition, restricted stock units provide employees an incentive to continue in the Company’s service and help the Company to compete effectively with other enterprises offering similar programs for the services of qualified individuals. The fiscal year 2005 restricted stock units were granted to the executive officers for these reasons.

A restricted stock unit is equivalent to one share of common stock. Normal vesting will occur upon the fifth anniversary of the date of the award, which addresses the Committee’s retention strategy. The executive will forfeit the award if the executive voluntarily leaves the Company prior to vesting. If in any fiscal year the Company’s earnings per share (“EPS”) equals or exceeds the EPS target established by the Committee, one-third of the number of shares of stock underlying the initial restricted stock unit award would vest on the anniversary date of the award that immediately follows the date on which EPS results are released for the fiscal year. In addition, any portion of the restricted stock units that did not vest in any prior fiscal year or years because of failure to achieve the requisite EPS target, would vest on the anniversary date of the award that immediately follows the date on which EPS results that equal or exceed the EPS targets are released for that fiscal year.

The Committee has, on occasion, issued restricted stock units with different conditions from the typical awards described above in circumstances where the awards are intended to facilitate retention of key employees or constitute performance awards for exceptional service to the business. Such awards have contained provisions including either accelerated vesting in the case of special performance awards, or vesting on the fifth year anniversary of the grant without the possibility of earlier vesting in the case of special retention awards.

Performance Units

Performance units link the compensation of executives with the interests of shareholders by enhancing the focus on long-term operating results. In fiscal year 2005, the Company granted performance awards as permitted in the Fiscal Year 2003 Stock Incentive Plan, subject to achievement of performance goals, restrictions and conditions specified in advance by the Committee. These awards are called “Performance Units” and are tied to Company financial measures, including net income and sales growth. A large portion of senior executive officers’ fiscal year 2005 long-term incentives is in this form rather than in stock options and restricted stock units.

Awards are payable at the end of a two-year performance cycle based upon the Company’s achieving the net income and sales growth amounts for the first two-year period from April 29, 2004 through May 3, 2006. Once the minimum net income goal is met, the amount of any award is dependent upon the level of sales growth of the Company for the performance period. If the net income for the period satisfies the target set by the Committee, the executive will earn 100% of the specified cash target opportunity. The actual value is based on Company results against predetermined goals over the established two-year performance cycle.

In addition, the Committee may exercise its discretion to reduce payouts for executive officers, relative to the formulaic outcome above, if the Company does not achieve the established threshold performance level of total shareholder return relative to its peer group over the two-year performance cycle.

Stock Ownership Requirements

In June 1998, the Committee adopted ownership guidelines for approximately the 100 most senior executives to continue to emphasize share ownership by senior management and to maintain focus on building shareholder value. For purposes of determining ownership, the plan includes shares owned outright in the executive’s name or through a broker, shares held in trust, vested and unvested restricted stock units and shares held in an account or fund such as an employee stock purchase plan or 401(k) plan, etc.

Annual Incentive Bonus Group	Minimum Ownership Requirement
A	200,000
B	100,000
C	50,000
D	20,000
E	15,000

Annual Incentive Bonus Group A refers to the Chairman, President & CEO. Annual Incentive Bonus Groups B – E refer to the other four levels of senior executives from the executive vice president to vice president levels for both Heinz World Headquarters and various business units. In total, the most senior executives are required to own 2,590,000 shares. Until ownership guidelines are met, executives must retain at least 75% of the after-tax value of option exercises in Heinz shares, and 50% of any long-term incentive performance unit awards will be paid in stock until such ownership guidelines are met. The Committee has the discretion to not grant additional long-term incentive awards to an executive who is not in compliance with the stock ownership guidelines and who does not retain the specified after-tax value of option exercises in Heinz shares.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1,000,000 each, unless certain requirements are met. The Committee has considered the impact of this tax code provision and its normal practice is to take such action as is necessary to preserve the Company’s tax deduction to the extent consistent with the Company’s compensation policies.

The Company plans to comply with the requirements of Section 162(m). Accordingly, all awards made under Company plans in fiscal year 2005 are intended to meet the requirements of Section 162(m) for tax deductibility purposes. The Committee requires any proxy-named executive to automatically defer receiving the proceeds of any restricted stock units until retirement, termination of employment or until such person is no longer a named executive officer.

Peter H. Coors, Chair	Dean R. O’Hare
Thomas J. Usher	Candace Kendle
Charles E. Bunch

Performance Graph—Five Fiscal Years

The following graph compares the cumulative total shareholder return on the Company’s Common Stock over the five preceding fiscal years with the cumulative total shareholder return on the Standard & Poor’s Packaged Foods Group Index and the return on the Standard & Poor’s 500 Index, assuming an investment of $100 in each at their closing prices on April 27, 2000 and reinvestment of dividends.

Additional Information

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC. To the Company’s knowledge, during the fiscal year ended April 27, 2005, all required filings were made on a timely basis, based on review of the reports and written representations provided to the Company.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “Report of the Audit Committee,” “Report of the Management Development and Compensation Committee on Executive Compensation,” and “Performance Graph,” shall not be incorporated by reference into any document filed with the SEC.

RENE D. BIEDZINSKI

Secretary

Dated: July 1, 2005

Appendix A

H. J. Heinz Company

Audit Committee Charter

Purpose: The primary functions of the Audit Committee are to:

•	Oversee management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.

•	Oversee management’s establishment and maintenance of processes to provide for an adequate system of internal controls at the Company and assist with the oversight by the Board of Directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.

•	Oversee management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.

•	Retain the external auditors and oversee their independence and oversee the qualifications and effectiveness of both the external and internal auditors.

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Responsibilities and Duties: Among its responsibilities and duties, the Audit Committee shall:

Process and Administration

1.	Hold at least five meetings per year and such additional meetings as may be called by the Chairperson of the Audit Committee, a majority of the members of the Audit Committee, or at the request of the external auditors or the Vice President-Corporate Audit. A quorum shall consist of at least three members.

2.	Create an agenda for the ensuing year.

3.	Report through its Chairperson to the Board of Directors following the meetings of the Audit Committee.

4.	Maintain minutes or other records of meetings and activities of the Audit Committee.

5.	Review the responsibilities outlined in this charter annually and report and make recommendations to the Board of Directors on any revisions to this charter.

6.	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

7.	Provide a mechanism for the external and internal auditors to communicate directly with the Audit Committee without management present and periodically meet separately with each of the external auditors, internal auditors and management.

8.	Delegate authority to one or more members where appropriate.

9.	Establish a process for, and conduct, an annual performance evaluation of the Audit Committee.

Monitoring and Oversight Activities

1.	Review with management and the external and internal auditors significant risks and exposures, and review and assess the steps management has taken to assess and manage such risks and exposures.

2.	Review and discuss earnings releases, as well as corporate policies with respect to the types of information to be disclosed to analysts and rating agencies.

3.	Review and discuss with management and the external auditors the Company’s quarterly and audited annual financial statements, including (a) matters required to be discussed by the external auditors by Statement on Auditing Standards No. 61 (as it may be amended), and the external auditors’ opinion rendered with respect to such financial statements, and (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The discussion should include, where appropriate, a discussion about the Company’s critical accounting estimates, accounting principles, financial statement presentation, significant financial reporting issues and judgments (including off-balance sheet structures and the use of pro forma or non-GAAP financial information), the adequacy of the Company’s internal controls, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements. Based on this review, recommend as appropriate, to the Board of Directors the inclusion of the audited financial statements in the Company’s Form 10-K and annual report.

4.	Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal controls including obtaining from management and the internal auditors their assessments of the Company’s internal controls; review the recommendations made by management and the external and internal auditors regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and review any material weaknesses or significant deficiencies in, or changes to, internal controls or any fraud involving management reported to the Audit Committee by the external auditors or management and the correction of any significant controls determined to be deficient.

5.	Receive reports from, and provide the Audit Committee’s views with respect to, the Company’s Corporate Governance Committee regarding the monitoring of compliance with applicable laws and regulations and the Company’s Code of Business Conduct.

6.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

7.	Review and approve expense accounts of the Chairman and the Chief Executive Officer (this activity is performed by the Audit Committee Chairperson).

External and Internal Auditors

1.	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the external auditors. In this regard, the Audit Committee has the sole authority to appoint, subject to ratification by the Company’s shareholders, review the performance of, and as necessary, replace the external auditors, which report directly to the Audit Committee.

2.	Receive from the external auditors, at least annually, and assess, a report delineating all relationships between the external auditors and the Company and any other relationships that may adversely affect the independence of the external auditors, including an assurance that each member of the engagement team is in compliance regarding length of service.

3.	Review and approve in advance, at the discretion of the Committee, all services planned or expected to be rendered by the Company’s external auditors in accordance with the Audit Committee’s “Engaging External Auditors” policy, along with a description of the services and the estimated fees. (By approving the audit engagement, a service within the scope of the engagement shall be deemed to have been pre-approved.)

4.	Review any reports prepared by the external auditors and provided to the Audit Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the external auditors, and any other material written communications between the external auditors and management, such as any management letter or schedule of unadjusted differences.

5.	Obtain and review, at least annually, a report by the external auditors describing (a) the auditing firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review, peer review or inquiry investigation or inspection by the Public Company Accounting Oversight Board or by any governmental investigation of the firm, within the preceding five years, and any actions taken to address with any such issues.

6.	As appropriate confer with the external auditors regarding the scope and results of their integrated audit of the consolidated financial statements of the Company, and of the Company’s internal controls over financial reporting; review and approve the external auditors’ audit scope and approach and their plans, if any to use the work of the internal auditors; review and approve the Company’s internal audit charter, annual audit plans and budgets (including progress against those plans/budgets and, as appropriate, confer with the internal auditors regarding the scope and results of their work); direct the attention of the external and internal auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; review with the external auditors and resolve, where applicable, any audit problems or difficulties and management’s response, including any restrictions on the scope of the external auditors’ activities or on access to requested information, and any significant disagreements between management and the external auditors, as well as any other matters required to be brought to the Audit Committee’s attention by applicable auditing standards; and authorize the external and internal auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

7.	Oversee the independence and objectivity and performance of the internal audit function by reviewing the nature, extent, quality and effectiveness of the internal audit program including the anticipated level of support for and coordination with the external audit process, as well as approve the appointment, replacement or dismissal of the Vice President Corporate Audit.

8.	Set clear hiring policies for employees and former employees of the external auditors.

Composition: The Audit Committee shall be appointed by the Board of Directors and be composed of at least five Directors, including a Chairperson, each of whom shall meet the NYSE definition of “independent” for directors and audit committee members, including the definition set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as determined by the Board of Directors. All Audit Committee members shall, in the judgment of the Board of Directors, be financially literate and at least one member shall be an audit committee financial expert, as defined by the U.S. Securities and Exchange Commission.

Assignment and Removal of Committee Members: Audit Committee members shall serve until their resignation, retirement or removal by the Board or until a successor is appointed. An Audit Committee member may be removed by majority vote of the independent Directors of the full Board.

Members will be appointed to the Committee by the Board of Directors, upon the recommendation of the Corporate Governance Committee. Audit Committee assignments will be based on the Board member’s business and professional experience and qualifications. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered.

No member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies.

Outside Advisors: The Audit Committee shall have the authority, and shall have appropriate funding from the Company, to retain independent counsel, accountants and other advisors as the Audit Committee determines appropriate to assist it in the performance of its functions.

Role of Committee: Although the Committee has the powers and responsibilities set forth in this charter, the role of the committee is generally oversight. The members of the Committee are not full-time employees of the Company and generally are not accountants or auditors by profession. Consequently, the Committee does not conduct audits, independently verify management’s representations, or determine that the Company’s financial statements and disclosures are complete and accurate, prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), or fairly present the financial condition, results of operations and cash flows of the Company in accordance with GAAP. These are the responsibilities of management. The external auditors are responsible for expressing an opinion on the Company’s financial statements and internal control over financial reporting based upon their audit. The Committee’s considerations and discussions with management and the external auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States.

Appendix B

H. J. Heinz Company

Management Development and

Compensation Committee Charter

Purpose: The purpose of the Management Development and Compensation Committee (the “Committee”) is to oversee the process of selecting and planning the succession of the Chief Executive Officer (“CEO”) and other senior executive officers, determine the compensation of the CEO and other senior executives, and review and approve the compensation policies of the Company.

Responsibilities: The responsibilities and activities of the Committee include but are not limited to:

•	Recommending to the Board candidates for the Chief Executive Officer of the Company.

•	Recommending to the Board candidates for the executive officers who report directly to the Chief Executive Officer.

•	Developing corporate goals and objectives relevant to CEO compensation, and evaluating performance and determining compensation for the CEO and the CEO’s direct reports in light of such goals and objectives. The Committee will formally solicit the opinions of non-Committee Board members before taking action.

•	Reviewing and approving corporate goals and objectives for other executive officers and the overall compensation policy for those officers.

•	Making recommendations to the Board with respect to the structure of overall incentive and equity-based plans for shareholder approval.

•	Reviewing annually the succession plan of the Chief Executive Officer and other executive officers as part of a Talent Review in which all Board members participate.

•	Encouraging the diversity of candidates for executive positions.

•	Preparing the report of the Management Development and Compensation Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Evaluating the Committee’s performance annually and making revisions and updates to this Charter periodically as appropriate.

•	Updating the Board with respect to Committee meetings and actions taken.

•	Delegating any of the above responsibilities to a sub-committee as necessary.

Composition: The Committee is comprised of at least three directors, all of whom must be independent. For purposes hereof, an “independent” director is a director who meets the New York Stock Exchange definition of independence as determined by the Board. Additionally, members of the Committee must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Meetings: The Committee will meet as often as it deems necessary or appropriate, either in person or by teleconference. A majority of the members of the Committee must be present at a meeting to constitute a quorum.

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Assignment and Removal of Committee Members: Members will be appointed to the Committee by the Board of Directors, upon recommendation of the Corporate Governance Committee. Committee assignments will be based on the Board member’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered. Committee members will serve until their resignation, retirement, removal by the Board or until a successor is appointed. A Committee member may be removed by majority vote of the independent directors of the full Board.

Outside Advisors: The Committee will have the authority, and shall have appropriate funding from the Company, to retain, such outside consultants, experts and other advisors as it determines appropriate to assist it in the performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the committee in the evaluation of director, CEO or senior executive compensation, and to approve the consultant’s fees and other retention terms.

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Appendix C

H. J. Heinz Company

Corporate Governance Committee Charter

Purpose: The Corporate Governance Committee assists the Board of Directors by identifying, screening and recommending qualified candidates to serve as directors of the Company (consistent with criteria approved by the Board, and maintaining oversight of the Board’s operations and effectiveness and compliance with the Company’s Code of Business Conduct. The Committee takes a leadership role in shaping the corporate governance of the Company.

Responsibilities: The responsibilities and activities of the Committee include:

•	Monitoring the Company’s compliance with applicable laws and regulations.

•	Developing and recommending to the Board a set of Corporate Governance Principles applicable to the Company and periodically reviewing and recommending changes to these Principles, as necessary.

•	Developing and making recommendations to the Board concerning the selection criteria to be used by the Committee in seeking nominees for election to the Board in accordance with the Company’s Corporate Governance Principles.

•	Reviewing qualifications of specific Board candidates including potential conflicts of interest, and related party transactions.

•	Providing reports to the Audit Committee regarding issues contemplated in the Company’s Code of Business Conduct, including:

—	Conflicts of interest

—	Corporate opportunities

—	Confidentiality

—	Fair dealing

—	Protection and proper use of Company assets

—	Compliance with laws, rules and regulations

—	Reports of illegal or unethical behavior

•	Reviewing the independence, both in appearance and in fact, of directors and director nominees.

•	Identifying and recommending qualified candidates for election or reelection to the Board at each Annual Meeting of Shareholders of the Company.

•	Recommending to the Board qualified candidates for election to fill vacancies on the Board.

•	Retaining search firms, as necessary, to assist in identifying qualified board candidates. The Committee has the sole authority to retain, terminate and approve search firm fees and other retention terms.

•	Establishing a procedure for the consideration of Board candidates recommended by the Company’s shareholders.

•	Recommending to the Board candidates for assignment to or removal from Board committees, and considering the rotation of members of various Board committees.

•	Recommending to the Board new committees, determining the functions of the various committees, and delegating additional responsibilities to the various committees.

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•	Overseeing the evaluation of the Board and evaluating the Committee’s performance on an annual basis. Periodically reviewing director contributions to the Board.

•	Reviewing and recommending retirement and/or other tenure policies for directors.

•	Providing orientation for new directors and continuing education for all directors.

•	Reviewing and recommending to the Board actions to be taken, if any, regarding resignations tendered by a Board member due to a substantial change in the director’s principal occupation or business association during his or her tenure as a director.

•	Reviewing directorships in other public companies offered to senior officers.

•	Assessing the reporting channels through which the Board receives information, and the quality and timeliness of information received by the Board before meetings and on a periodic basis.

•	Making recommendations to the Board concerning non-employee director compensation.

•	Periodically reviewing the adequacy of the Committee’s charter and, if necessary, recommending proposed changes for Board approval.

•	Establishing the procedure for independent directors to meet outside the presence of management at regularly scheduled executive sessions.

•	Establishing the procedure for shareholder communications with the Board.

•	Reviewing management’s responses to shareholder proposals concerning corporate governance issues.

Size and Composition: The Committee is comprised of at least three directors, all of whom must be independent. Independent shall mean a director who meets the NYSE’s definition of independence and as determined by the Board in accordance with the Corporate Governance Principles and the H. J. Heinz Company Director Independence Standards. The Committee will designate and the Board will approve one person as Chairman of the Committee.

Meetings: The Corporate Governance Committee will meet at least two times each year, either in person or by teleconference, and a majority of the members of the Committee shall constitute a quorum. The Committee will report regularly to the Board with respect to its activities. The Committee will keep minutes of its meetings and maintain those minutes with the books and records of the Company.

Assignment and Removal of Committee Members: Members will be assigned to the Committee by the Board of Directors, upon recommendation of the Committee. Committee assignments will be based on the member’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered. Committee members will serve for one year until their next re-election, resignation, retirement, removal, or reassignment by the Board or until a successor is assigned. A Committee member may be removed by majority vote of the independent directors of the full Board.

Outside Advisors: The Committee has the authority to retain, terminate and approve the compensation of such outside consultants, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

Delegation: As necessary, the Committee may delegate its responsibilities to a subcommittee, to the extent permitted by applicable law and regulations, provided that the subcommittee consists entirely of independent directors.

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Appendix D

H. J. Heinz Company

Public Issues Committee Charter

Purpose: The Committee has oversight of the Company’s attention to issues of social responsibility and the Company’s policies, practices, and progress on social, technical, employment, charitable, political, environmental, and other matters of significance to the Company’s performance, business activities, or reputation as a global corporate citizen.

Responsibilities:

•	Monitor issues and practices relating to the Company’s global social accountability, the Company’s Global Operating Principles and Supplier Operating Guidelines, and human rights matters.

•	Review employment issues, EEO matters, diversity initiatives and workplace health and safety.

•	Review issues relating to food safety and security, nutrition, biotechnology, and food packaging regulations.

•	Review significant lawsuits, investigations by governmental entities and other significant legal matters involving the Company or one of its affiliates that affect or could affect the Company’s performance, business activities, or reputation as a global corporate citizen.

•	Monitor programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations, and community relations.

•	Oversee the H. J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.

•	Oversee the H. J. Heinz Company Political Action Committee.

•	When appropriate, make recommendations to the Board with respect to any of the areas that the Committee oversees, reviews or monitors, and any other major social responsibility policies and practices of the Company.

•	Review and make recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.

•	Consult with management when necessary and, to the extent appropriate in conducting its responsibilities, seek advice and assistance from the Company’s employees, legal counsel, or other advisors.

•	Report regularly to the Board with respect to the Committee’s responsibilities.

•	Evaluate the Committee’s performance annually.

While the Public Issues Committee has the responsibilities set forth in this Charter, it is not the duty of the Public Issues Committee to plan or implement the Company’s programs with respect to social responsibility or to determine that the Company’s policies and practices on social, technical, employment, charitable, political or environmental matters are complete, or constitute the most appropriate policies and practices for the Company. This is the responsibility of management.

The Committee reviews this Charter annually and recommends changes to the Board as appropriate.

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Composition: The Public Issues Committee is comprised of at least three directors, all of whom must be independent. Independent shall mean a director who meets the NYSE definition of independence as determined by the Board in accordance with the Corporate Governance Principles and the Board Independence Standards.

Meetings: The Public Issues Committee will meet as often as it deems necessary or appropriate, and in any event at least twice annually either in person or by teleconference. At least a majority of the members of the Committee must be present at a meeting to constitute a quorum.

Assignment and Removal of Committee Members: Members will be appointed to the Committee by the Board of Directors, upon recommendation of the Corporate Governance Committee. Committee assignments will be based on the Board member’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure, and the desires of the individual Board members will also be considered. Committee members will serve until their resignation, retirement, removal by the Board or until a successor is appointed. A Committee member may be removed by majority vote of the independent directors of the full Board.

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Appendix E

H. J. Heinz Company

Director Independence Standards

1. Absence of a material relationship

An “independent” director is a director who the Board of Directors has determined has no material relationship with Heinz, either directly, or as a partner, shareholder, or executive officer of an organization that has a relationship with Heinz. A relationship is “material” if, in the judgment of the Board, the relationship would interfere with the director’s independent judgment. For purposes of these standards, “Heinz” means H. J. Heinz Company and its consolidated subsidiaries, collectively.

a. Materiality Guidelines

The Board of Directors has established guidelines for determining when a relationship between a director (or an organization with which a director is associated), and Heinz, is sufficiently material that it would be viewed as interfering with the director’s independent judgment. In determining whether a particular relationship would be viewed as interfering with a director’s independent judgment, the Board considers among other things, the guidelines set forth below.

A director is not deemed to be independent if:

•	the director, or the director’s “immediate family member”[1]; received any payment from Heinz in excess of $100,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with Heinz;

•	the director is an executive officer or employee of, or his or her immediate family member, is an executive officer of, a company, or other for profit entity, to which Heinz made, or from which Heinz received for property or services (other than those arising solely from investments in the Company’s securities), payments in excess of the greater of $1 million or 2% of such company’s consolidated gross revenues in any of the last three fiscal years; or

•	the director serves as an executive officer of any tax exempt organization which received contributions from Heinz in any of the preceeding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated revenues.

b. Relationships

The Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

[1]	An immediate family member includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

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2. Three-year cooling-off period

In addition to the guidelines set forth above:

•	No director (other than the Chief Executive Officer) may currently be, or have been at any time within the last three years, an employee of Heinz.

•	No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of Heinz’s present executive officers at the same time serves or served on that company’s compensation committee.

•	No director will be independent if he or she has any immediate family member that is, or was at any time within the last three years, an executive officer of Heinz.

•	No director will be independent if he or she or an immediate family member is a current partner of a firm that is Heinz’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was at any time within the last three years but is no longer a partner or employee of such a firm and personally worked on Heinz’s audit within that time.

3. Additional requirements for Audit Committee members

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director:

•	receives directly or indirectly any consulting, advisory, or compensatory fee from Heinz, other than fees for service as a director or amounts of compensation under a retirement plan (including deferred compensation) for prior service with Heinz; or

•	is an affiliated person of Heinz or it subsidiaries, as determined in accordance with Securities and Exchange Commission (“SEC”) regulations. In this regard, Audit Committee members are prohibited from owning or controlling 10% or more of any class of Heinz’s voting securities or such lower amount as may be established by the SEC.

4. Additional requirements for Compensation Committee members

In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Compensation Committee, and may not serve on the Compensation Committee, if the director:

•	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

•	has ever been an officer of Heinz; or

•	has any relationship or interest required to be disclosed under SEC Regulation S-K Items 404(a) and 404(b), involving, generally, transactions in excess of $60,000 and certain business relations.

5. Compliance with NYSE listing standards and Securities and Exchange Commission     regulations

These independence standards are intended to meet the requirements of the NYSE listing standards and regulations adopted by the Securities and Exchange Commission and the Internal Revenue Service.

E-2

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all nominees for Election of Directors.

1. Election of Directors.

Nominees:

01 W. R. Johnson, 02 C. E. Bunch, 03 M. C. Choksi, 04 L. S. Coleman, Jr., 05 P. H. Coors, 06 E. E. Holiday,

07 C. Kendle, 08 D. R. O’Hare, 09 L. C. Swann and

10 T. J. Usher.

FOR all ten nominees unless otherwise indicated.

WITHHOLD AUTHORITY to vote for all nominees.

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space provided below.

The Board of Directors recommends a vote FOR Item 2.

2. Ratification of Auditors.

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote AGAINST Item 3.

3. Shareholder proposal recommending hiring an investment bank to explore the sale of the Company.

The Board of Directors recommends a vote AGAINST Item 4.

4. Shareholder proposal recommending that the Board of Directors adopt a simple majority vote on each issue subject to shareholder vote except election of directors.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

5. The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

PLEASE DISREGARD IF YOU HAVE PREVIOUSLY PROVIDED YOUR CONSENT DECISION.

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24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/hnz

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on the Internet at www.heinz.com/annual_report/ and the Proxy Statement at www.heinz.com/proxy/

H. J. HEINZ COMPANY

This Proxy Is Solicited on Behalf of the Board of Directors

WILLIAM R. JOHNSON, THEODORE N. BOBBY and ARTHUR B. WINKLEBLACK, are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222, on Tuesday, August 23, 2005 at 9:00 a.m., and at any adjournments thereof, and to vote the number of shares of Common Stock that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.

Please vote on the matters stated on the reverse side. You can vote by signing, dating and returning the proxy card promptly using the enclosed envelope or by Internet or toll-free telephone by following the instructions on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Items 3 and 4.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

ADMISSION TICKET

H. J. HEINZ COMPANY

2005 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, August 23, 2005

9:00 a.m.

The Westin Convention Center Hotel

1000 Penn Avenue, Pittsburgh, Pennsylvania 15222

THIS TICKET WILL ADMIT TWO PERSONS

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

The Board of Directors recommends a vote FOR all nominees for Election of Directors.

1. Election of Directors.

Nominees:

01 W. R. Johnson, 02 C. E. Bunch, 03 M. C. Choksi, 04 L. S. Coleman, Jr., 05 P. H. Coors, 06 E. E. Holiday,

07 C. Kendle, 08 D. R. O’Hare, 09 L. C. Swann and

10 T. J. Usher.

FOR all ten nominees unless otherwise indicated.

WITHHOLD AUTHORITY to vote for all nominees.

INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space provided below.

The Board of Directors recommends a vote FOR Item 2.

2. Ratification of Auditors.

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote AGAINST Item 3.

3. Shareholder proposal recommending hiring an investment bank to explore the sale of the Company.

The Board of Directors recommends a vote AGAINST Item 4.

4. Shareholder proposal recommending that the Board of Directors adopt a simple majority vote on each issue subject to shareholder vote except election of directors.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

5. The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

PLEASE DISREGARD IF YOU HAVE PREVIOUSLY PROVIDED YOUR CONSENT DECISION.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. *Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

WILL ATTEND

MEETING

YES NO

Signature (and title, if applicable) Date

NOTE: Please sign exactly as your name appears on this proxy. If joint owners, EITHER may sign the proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name and title.

FOLD AND DETACH HERE

*FOOTNOTE: I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ, and that costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs I may incur in printing documents, will be my responsibility.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/hnz-pre

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on the Internet at www.heinz.com/annual_report/ and the Proxy Statement at www.heinz.com/proxy/

H. J. HEINZ COMPANY

This Proxy Is Solicited on Behalf of the Board of Directors

WILLIAM R. JOHNSON, THEODORE N. BOBBY and ARTHUR B. WINKLEBLACK, are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at The Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222, on Tuesday, August 23, 2005 at 9:00 a.m., and at any adjournments thereof, and to vote the number of shares of Third Cumulative Preferred Stock, $1.70 First Series, that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.

Please vote on the matters stated on the reverse side. You can vote by signing, dating and returning the proxy card promptly using the enclosed envelope or by Internet or toll-free telephone by following the instructions on the reverse side of this proxy.

This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Items 3 and 4.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

ADMISSION TICKET

H. J. HEINZ COMPANY

2005 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, August 23, 2005

9:00 a.m.

The Westin Convention Center Hotel

1000 Penn Avenue, Pittsburgh, Pennsylvania 15222

THIS TICKET WILL ADMIT TWO PERSONS